EXHIBIT 2.2

THIS AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES THE PARTIES HERETO MADE TO AND SOLELY FOR THE BENEFIT OF EACH OTHER. THE ASSERTIONS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES ARE QUALIFIED BY INFORMATION IN CONFIDENTIAL DISCLOSURE SCHEDULES THAT THE PARTIES HAVE EXCHANGED IN CONNECTION WITH SIGNING THE AGREEMENT. WHILE THE REGISTRANT BELIEVES THAT THE SECURITIES LAWS DO NOT REQUIRE THE INFORMATION CONTAINED IN THE DISCLOSURE SCHEDULES TO BE PUBLICLY DISCLOSED, THE DISCLOSURE SCHEDULES DO CONTAIN INFORMATION THAT MODIFIES, QUALIFIES AND CREATES EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. ACCORDINGLY, INVESTORS AND SECURITY HOLDERS SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS. MOREOVER, INFORMATION CONCERNING THE SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES MAY CHANGE AFTER THE DATE OF THE AGREEMENT, WHICH SUBSEQUENT INFORMATION MAY OR MAY NOT BE FULLY REFLECTED IN THE REGISTRANT’S PUBLIC DISCLOSURES.
THE ATTACHMENTS TO THIS EXHIBIT LISTED IN THE TABLE OF CONTENTS HEREOF ARE NOT FILED HEREWITH, AS PROVIDED IN ITEM 601(b)(2) OF REGULATION S-K PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY SUCH OMITTED ATTACHMENT TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.
Execution Version
MEMBERSHIP UNIT PURCHASE AGREEMENT
among
PREMIUM ENERGY, LLC
and
THE UNITHOLDERS OF BUCHANAN ENERGY COMPANY, LLC
Dated as of
September 23, 2005

Table of Contents

ARTICLE I — DEFINITIONS	1

ARTICLE II – PURCHASE AND SALE OF ACQUIRED INTERESTS	12
2.1 Basic Transaction	12
2.2 Purchase Price	12
2.3 [Reserved]	12
2.4 Retained Liabilities	13
2.5 Attempted Assignment of Acquired Interests	13
2.6 Intercompany Transactions	13
2.7 Closing	13
2.8 Deliveries at Closing	14

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE TRANSACTION	14
3.1 Organization	14
3.2 Authorization of Transaction	14
3.3 Noncontravention	15
3.4 Brokers’ Fees	15
3.5 Ownership	15

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF BUYER REGARDING THE TRANSACTION	15
4.1 Organization of Buyer	15
4.2 Authorization of Transaction	15
4.3 Noncontravention	16
4.4 Brokers’ Fees	16
4.5 Investment	16
4.6 Financial Ability to Perform	16
4.7 Permit Blocking	16

ARTICLE V — REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE COMPANY	16
5.1 Organization, Qualification, and Power	16
5.2 Capitalization	17
5.3 Noncontravention	17
5.4 Brokers’ Fees	18
5.5 Real Property	18
5.6 Other Assets	18
5.7 Subsidiaries	19
5.8 Financial Statements	19
5.9 Events Subsequent to Most Recent Fiscal Month End	19
5.10 Undisclosed Liabilities	21
5.11 Legal Compliance	21
5.12 Environmental Compliance	21

i

5.13 Taxes	23
5.14 Intellectual Property	24
5.15 Inventory	24
5.16 Contracts	25
5.17 Notes and Accounts Receivable	25
5.18 Powers of Attorney	25
5.19 Insurance	26
5.20 Litigation	26
5.21 [Reserved]	27
5.22 Restrictions on Business Activities	27
5.23 Employees	27
5.24 Employee Benefits	27
5.25 Guaranties	28
5.26 Reclamation	28
5.27 Permit Blocking	28
5.28 Certain Business Relationships with the Subject Companies	29
5.29 Absence of Certain Payments	29
5.30 Disclosure	29

ARTICLE VI – PRE-CLOSING COVENANTS OF THE PARTIES	29
6.1 General	29
6.2 Notices and Consents	29
6.3 Operation of Business	30
6.4 Preservation of Business	30
6.5 Full Access	30
6.6 Notice of Developments	31
6.7 Exclusivity	32
6.8 Financial Statement Delivery	33
6.9 [Reserved]	33
6.10 Retained Debt	33

ARTICLE VII – POST-CLOSING COVENANTS OF THE PARTIES	33
7.1 General	33
7.2 Transition	34
7.3 Litigation Support	34
7.4 Confidentiality	34
7.5 [Reserved]	34
7.6 [Reserved]	34
7.7 Financial Statement Assistance	34
7.8 Financing	36
7.9 Retained Claim	36

ARTICLE VIII — CONDITIONS PRECEDENT	36
8.1 Conditions to Obligation of Buyer	36
8.2 Conditions to Obligation of Sellers	39

ARTICLE IX – [RESERVED]	40

ii

ARTICLE X — CERTAIN TAX MATTERS	40
10.1 Post-Closing Tax Returns	40
10.2 Pre-Closing Tax Returns	41
10.3 Straddle Periods	41
10.4 Straddle Returns	41
10.5 Claims for Refund	42
10.6 Cooperation on Tax Matters	42
10.7 Certain Taxes	42
10.8 Confidentiality	43
10.9 Audits	43
10.10 Control of Proceedings	43
10.11 Powers of Attorney	44
10.12 Remittance of Refunds	44
10.13 Allocation	44
10.14 Closing Tax Certificate	45
10.15 Property Taxes	45
10.16 [Reserved]	45
10.17 Sales and Use Taxes	45

ARTICLE XI – [RESERVED]	45

ARTICLE XII — TERMINATION	46
12.1 Termination of Agreement	46
12.2 Effect of Termination	46

ARTICLE XIII — MISCELLANEOUS	46
13.1 Nature of Certain Obligations	46
13.2 Press Releases and Public Announcements	47
13.3 No Third-Party Beneficiaries	47
13.4 Entire Agreement	47
13.5 Succession and Assignment	47
13.6 Counterparts	48
13.7 Headings	48
13.8 Notices	48
13.9 Sellers Representative	49
13.10 Governing Law	50
13.11 Amendments and Waivers	50
13.12 Severability	50
13.13 Expenses	51
13.14 [Reserved]	51
13.15 Construction	51
13.16 Incorporation of Exhibits, Annexes, and Schedules	51
13.17 Specific Performance	51
13.18 Arbitration	52
13.19 Disclosure Schedules	52

iii

EXHIBITS, ANNEXES AND SCHEDULES

Exhibit A	Buyer Closing Certificate

Exhibit B	Sellers Closing Certificate

Exhibit C	Financial Statements

Exhibit D	Opinion of Counsel to Sellers

Annex I	—	Exceptions to Sellers’ Representations and Warranties Concerning Transaction

Annex II	—	Exceptions to Buyer’s Representations and Warranties Concerning Transaction

Disclosure Schedule	—	Exceptions to Representations and Warranties Concerning the Company and Certain Other Exceptions and Disclosures

IV

MEMBERSHIP UNIT PURCHASE AGREEMENT
          THIS MEMBERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of September 23, 2005, among Premium Energy, LLC, a Delaware limited liability company (“Buyer”), on the one hand, and the unitholders (“Sellers”) of Buchanan Energy Company, LLC, a Virginia limited liability company (the “Company”), set forth on the signature pages to this Agreement. Collectively, Buyer and Sellers shall be referred to in this Agreement as the “Parties.” Capitalized terms not otherwise defined in this Agreement have the meaning given such terms in Article I.
RECITALS
          WHEREAS, the Company engages in the business of owning and leasing coal reserves and other interests in real property in the States of West Virginia and the Commonwealth of Virginia (the “Business”);
          WHEREAS, Buyer will purchase from the Sellers for cash all of the outstanding membership units (the “Units”) of the Company;
          NOW, THEREFORE, the Parties agree as follows:
ARTICLE I
DEFINITIONS
          Unless otherwise expressly provided in this Agreement, the following terms, as used in this Agreement, have the following meanings:
          “AAA” has the meaning set forth in Section 13.18.
          “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
          “Actual Statement” has the meaning set forth in Section 2.3(b).
          “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Decrees, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses but shall not include punitive, exemplary or consequential damages (except to the extent any such damages are included in a Third Party Claim for which a Purchaser Indemnitee is entitled to indemnification under the Indemnification Agreement).
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and, in the case of an individual, includes the individual’s immediate family, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.
          “Alpha Indemnitees” means, collectively, Buyer and its Affiliates and the officers, directors, and employees of Buyer and the respective Affiliates.
          “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the foundation for any specified consequence.
          “Books and Records” means the original or true and complete copies of all of the books and records of the Company, including but not limited to, customer lists, employee records for those Employees employed by the Company immediately following the Closing Date, Contracts, purchase orders and invoices, sales orders and sales order log books, credit and collection records, plats, drawings and specifications, environmental and mining reports and studies, correspondence and miscellaneous records with respect to customers and supply sources, lessors and lessees, maps, core logs, engineering data, equipment maintenance records, Real Property records including deeds, leases, lessor and lessee correspondence files, abstracts, title reports and opinions, and title insurance policies, and all other general correspondence, records, books and files owned by the Company, but excluding any and all Tax Returns, books and records relating to the Retained Liabilities.
          “Business” has the meaning set forth in the Recitals.
          “Business Day” means any day other than a Saturday, a Sunday or a United States federal or New York State banking holiday.
          “Buyer” has the meaning set forth in the preamble.
          “Buyer Closing Certificate” means the certificate of Buyer substantially in the form of Exhibit A attached to this Agreement.
          “CERCLA” has the meaning set forth in the definition of “Environmental Laws.”
          “CERCLIS” has the meaning set forth in Section 5.12(g).
          “Closing Date” means the date of the Closing.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, guarantee of profit, guarantee against loss, or other similar rights with respect to a Person.
          “Company” has the meaning set forth in the Recitals.
          “Confidential Information” means any information concerning the Business or the Units that is not already generally available to the public.
          “Contaminated” or “Contamination” means the presence of one or more Hazardous Substances in such quantity or concentration as to: (i) violate any Environmental Law; (ii) require disclosure to any Governmental Authority; (iii) require remediation or removal; (iv) interfere with or prevent the customary use of the Real Property owned by the Company; or (v) create any Liability to fund the clean up of the Real Property.
          “Contracts” shall mean all of the contracts, agreements or leases, written and oral, of the Company.
          “Decree” means any injunction, judgment, order, decree, charge or ruling of any applicable Governmental Authority.
          “Disclosure Schedule” has the meaning set forth in Article V.
          “Dispute” has the meaning set forth in Section 13.18.
          “Employee” means any Person (i) employed by and rendering personal services for the Company, (ii) receiving short-term or long-term disability benefits from the Company under an Employee Benefit Plan, (iii) on vacation or an approved leave of absence from his employment with the Company or (iv) off work from the Company and receiving or eligible to receive benefits under a Workers’ Compensation Act The term “current and former Employees” means all Persons who fall within the term Employee at any time prior to the Closing Date.
          “Employee Benefit Plans” has the meaning set forth in Section 5.24(a).
          “Encumbrances” means any charge, claim, community or other marital property interest, right of way, easement, encroachment, servitude, right of first option, right of first refusal, restriction on use, mortgage, pledge, lien, property right or interest, restriction on transfer, or other security interest or Equity Interest, other than Permitted Encumbrances.
          “Entity” means a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
          “Environment” means surface or ground water, water supply, soil or the ambient air.

          “Environmental Laws” means all Laws that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, or of natural resources, including, without limitation, (i) Laws applicable to Mining Activities or related activities and (ii) all Reclamation Laws, (b) the generation, handling, treatment, storage, disposal or transportation of waste materials, (c) the regulation of or exposure to Hazardous Substances, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et. Seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et. seq. (“RCRA”), the Clean Air Act, 42 U.S.C. §§7401 et. seq., the Clean Water Act, 33 U.S.C. §§1251 et. seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et. seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§11001 et. seq. and any other similar applicable Laws relating to the matters set forth in (a) – (c) above.
          “Environmental Matter” means any assertion of a violation, claim, Decree or directive by any Governmental Authority or any other Person for personal injury, damage to property or the Environment, nuisance, Contamination or other adverse effects on the Environment, or for damages or restrictions resulting from or related to (i) the operation of the Business or the ownership, use or operation at or on any Real Property or other assets owned, operated or leased by the Company or their Affiliates or any predecessors; or (ii) the existence or the continuation of a Release of, or exposure to, or the transportation, storage or treatment of any Hazardous Substance into the Environment from or related to any Real Property or assets currently or formerly owned, operated or leased by the Company or their Affiliates or any predecessors or any activities on or operations thereof.
          “Environmental or Response Action” means all actions required: (i) to clean up, remove, treat or in any other way address any Hazardous Substance; (ii) to prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care; (iv) to bring facilities on any Real Property currently or formerly owned, operated or leased by the Company or their Affiliates or any predecessors and the facilities located and operations conducted thereon into compliance with all Environmental Laws and all permits and other authorizations, and the filing of all notifications and reports required under any Environmental Laws; or (v) for the purpose of environmental protection of any Real Property currently or formerly owned, operated or leased by Sellers or their Affiliates or any predecessors; but such term shall not include actions in response to Mining Environmental Liabilities or actions required under Reclamation Laws.
          “EPA” has the meaning set forth in Section 5.12(d).
          “Equipment” means the tangible machinery, vehicles, equipment, office equipment, computer hardware, supplies, materials, furniture, fixtures, furnishings, trailers, tools, parts and other personal property of every kind owned or leased by the Company (wherever located and whether or not carried on the books of the Company).

          “Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a limited liability company, trust or similar Person, any and all units, interests or other limited liability company interest, and any Commitments with respect thereto, and (c) any other direct equity ownership, participation in a Person and any Commitments with respect thereto.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means each Entity which is treated as a single employer with the Company for purposes of Code §414.
          “Escrow Agent” means JP Morgan Chase Bank, N.A., as escrow agent pursuant to the Escrow Agreement.
          “Escrow Agreement” means that certain Escrow Agreement to be entered into at Closing attached as an exhibit to the Indemnification Agreement.
          “Estimated Allocation” has the meaning set forth in Section 10.13.
          “Final Determination” has the meaning set forth in Section 5.9.
          “Financial Statements” has the meaning set forth in Section 5.8.
          “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
          “Governmental Authority” means any agency, authority, board, bureau, commission, court, tribunal, department, office or instrumentality of any nature whatsoever or any governmental unit, whether federal, state, county, district, city, other political subdivision, or taxing district, foreign or otherwise, and whether now or hereafter in existence, or any officer or official thereof acting in an official capacity.
          “Hazardous Substances” means any substance, chemical, waste, solid, material, pollutant or contaminant that is defined or listed as hazardous or toxic under any applicable Environmental Laws. Without limiting the generality of the foregoing, Hazardous Substances shall include any radioactive material, including any naturally-occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. 2011, et seq., as now in effect, any asbestos-containing materials in any form or condition, any polychlorinated biphenyls in any form or condition, radioactive waste, or oil or petroleum products or by products and constituents.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and all rules and regulations thereunder.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules promulgated pursuant to that act or any successor law.

          “Indemnification Agreement” means that certain Indemnification Agreement dated the date of this Agreement among the Buyer, the Majority Buchanan Unitholder and others.
          “Insurance Policies” means those policies of insurance, including any arrangements for self-insurance, that the Company or Affiliates maintained with respect to the Business prior to and including the Closing Date.
          “Intellectual Property” means the trademarks, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing) technology, logos, trade secrets, confidential information related to the Business, inventions, know-how, designs, technical data, drawings, customer and supplier lists, pricing and cost information, or computer programs and processes and all goodwill associated therewith and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions owned or licensed, leased or created by the Company.
          “Inventory” means all coal inventory of the Company located in the United States as of the Closing including, without limitation, all coal in transit to stockpiles or in transit to point of sale or in stockpiles, and all spare equipment parts, replacement and component parts, office, fuel and other supplies and similar items of the Company.
          “IRS” means the United States Internal Revenue Service.
          “Knowledge of Buyer” means the actual knowledge of the individuals listed in Section 1.3 of the Disclosure Schedule assuming due inquiry reasonable under the circumstances.
          “Knowledge of Sellers” means the actual knowledge of the individuals listed in Section 1.4 of the Disclosure Schedule, assuming due inquiry reasonable under the circumstances, which shall require inquiry of the operating management of the Company.
          “Law” means any constitution, statute, code, ordinance, rule or regulation of any applicable Governmental Authority.
          “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
          “Majority Buchanan Unitholders” means J.D. Nicewonder, Paul Chaney, E.H. Lester, E.H. Lester Charitable Income Trust II, Tri-Cities Investments and F.D. Robertson.
          “Material Adverse Change” or “Material Adverse Effect” with respect to the Business means a change, event or occurrence that individually, or together with any other change, event or occurrence, has a material adverse impact on the financial position, business, results of operations or prospects of the Business, taken as a whole, and a “Material Adverse Change” shall be deemed to have occurred if any such material adverse impact exists on any date, without regard to the duration of such material adverse impact; provided, however, that the term “Material Adverse Change” shall not include actions or omissions of Sellers or the Company taken with the prior written consent of Buyer.
          “Material Contracts” has the meaning set forth in Section 5.16(a).
          “MD&A Disclosure” means any “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure (required by Item 303 of Regulation S-K promulgated by the SEC (or any successor rule or regulation of the SEC)).
          “Mining Activities” means those activities of the Company that involve or are related to surface mining, underground mining, auger mining, processing, sale or transporting of coal and coal by-products and the providing of services related thereto. For the purpose of this definition, “Mining Activities” shall include, without limitation, any activities defined under the SMCRA, and Laws governing, controlling or applying to coal mining operations.
          “Mining Environmental Liabilities” shall mean Liabilities that relate to or arise from both of the following: (i) any of the Hazardous Substances set forth on Section 1.5 of the Disclosure and (ii) an Environmental Matter or Environmental and Response Action associated with Mining Activities to the extent that such Mining Activities conformed to industry standard practices.
          “Month End Balance Sheet” means a consolidated balance sheet of the Company for the most recent month then ended (or, if not yet available, a good faith estimate of the consolidated balance sheet of the Company for the most recent month then ended), that is prepared in accordance with GAAP applied consistently with past practices and which shall be prepared and certified by Sellers Representative.
          “Most Recent Financial Statements” has the meaning set forth in Section 5.8.
          “Most Recent Fiscal Month End” has the meaning set forth in Section 5.8.
          “Most Recent Fiscal Year End” means December 31, 2004.
          “Multiemployer Plan” has the meaning set forth in Section 5.24(a).
          “MSHA” has the meaning set forth in Section 5.12(d).
          “Neutral Auditor” means Grant Thornton LLP, independent certified public accountants, or such other nationally recognized firm of independent certified public accountants mutually selected by the Parties.
          “Ordinary Course of Business” means the ordinary course of business consistent with the Company’s past custom and practice (including with respect to quantity and frequency).

          “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
          “OSM” has the meaning set forth in Section 5.12(d).
          “Permits” means all written permits, consents, licenses, orders, certificates, registrations, approvals and similar rights issued by a Governmental Authority that must be held by the Company to conduct the Business.
          “Permitted Encumbrances” means any of the following: (i) any liens for Taxes and assessments of Governmental Authorities not yet delinquent or, if delinquent, that are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP; (ii) liens of mechanics, materialmen, carriers, warehousemen or processors of labor, materials or supplies incurred in the Ordinary Course of Business (a) which are not overdue for a period of more than 30 days or (b) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP; (iii) encumbrances that would be apparent by a survey or in a physical inspection of the Real Property; (iv) all instruments of record in the offices of the Clerk of the Circuit Court for each county where the Real Property is located; and (v) easements and similar restrictions that do not materially interfere with the Business; (vi) zoning restrictions; (vii) rights of way, easements and other encumbrances granted by the owners of Real Property interests (who are not Sellers or the Company) to which the Sellers or the Company are not a party; and (viii) all Encumbrances disclosed on Section 1.7 of the Disclosure Schedule.
          “Person” means an individual or an Entity.
          “Post-Closing Period” means any taxable period beginning after the Closing Date.
          “Post-Closing Tax Return” has the meaning set forth in Section 10.1.
          “Pre-Closing Period” means any taxable period ending on or before the Closing Date.
          “Pre-Closing Tax Return” has the meaning set forth in Section 10.2.
          “Proceeding” means any action, litigation, suit, claim, dispute, demand, investigation, review, hearing, charge, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.
          “Purchase Price” has the meaning set forth in Section 2.2.

          “Qualified Plan” has the meaning set forth in Section 5.24(a).
          “RCRA” has the meaning set forth in the definition of “Environmental Laws.”
          “Real Property” means the real property rights and interests owned, leased or subleased by the Company and any improvements, fixtures, easements, rights of way, and other appurtenants thereto (such as appurtenant rights in and to public streets) and all rights of the Company to surface, timber, coal, oil, natural gas (including coalbed methane, gob gas and coal mine methane), and all other minerals (including coal on the ground, coal refuse, coal waste and coal in the gob).
          “Reclamation Laws” means all Laws, as now or hereafter in effect, relating to reclamation Mining Activities or reclamation Liabilities including, without limitation, SMCRA.
          “Related Persons” means related persons as that term is defined in §9701(c)(2) of the Coal Act, except that it shall not include successors in interest.
          “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the Environment of Hazardous Substances.
          “Representative” has the meaning set forth in Section 6.7.
          “Retained Debt” means (a) all indebtedness for borrowed money of the Company, including, all principal, interest, prepayment penalties, early termination fees or other obligations evidenced by or under a note, bond, debenture, letter of credit, draft or similar instrument and including any loans made to the Company by Sellers, (b) all obligations to pay the deferred purchase price of property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (d) all indebtedness associated with equipment financing arrangements, including, without limitation, any prepayment penalties, early termination fees or other similar obligations related to such indebtedness, and (e) all guarantees of any of the foregoing.
          “Retained Liabilities” means the following Liabilities of the Company:
               (i) all Liabilities (including any post-Closing premium assessments for pre-Closing periods), if any, under applicable Workers’ Compensation Acts for or based upon the employment of the current and former Employees;
               (ii) all Liabilities (including any post-Closing premium assessments for pre-Closing periods), if any, arising under the federal black lung Laws for or based upon the employment of the current and former Employees;

               (iii) all Liabilities, if any, arising under COBRA, HIPAA and other similar Laws, including all Liabilities of a fiduciary for breach of fiduciary duty or any other failure to act or comply in connection with the administration of an Employee Benefit Plan;
               (iv) all Liabilities, if any, arising under or based upon the Employee Benefit Plans, including all Liabilities arising from or related to contributions to, the termination of, withdrawal from, or cessation of the Company’s participation in, and benefits due under any Employee Benefit Plan, and all Liabilities of an ERISA Affiliate for contributions to and the termination of a pension plan or contributions to or a withdrawal from a multiemployer plan (as those terms are defined in §§3(2) and (37) of ERISA);
               (v) all Liabilities, if any, for salaries, wages, bonuses, overtime payments, vacation days, personal days and similar forms of leave or compensation for or based upon the employment of the current and former Employees;
               (vi) [reserved];
               (vii) all Liabilities, if any, arising out of compliance with Laws relating to equal employment opportunity, employment, leaves of absence, returns to work, and labor relations for or based upon the employment or termination of employment, or any other action taken or not taken with respect to (i) applicants for employment and (ii) the current and former Employees;
               (viii) all Liabilities of the Company, if any, for non-pension retiree benefits, including retiree medical benefits for current and former Employees (and their eligible dependents and beneficiaries);
               (ix) all Liabilities, if any, relating to assets held in trust under any Employee Benefit Plan;
               (x) [reserved];
               (xi) all Liabilities for the claims, legal actions, suits, litigation, arbitrations, grievances, disputes or investigations involving the Company or based on the action or inaction of the Company prior to and including the Closing Date, including, without limitation, (A) all such matters set forth in Section 5.20 of the Disclosure Schedule and (B) all Liabilities related to any continuing nuisance claims and their future effect;
               (xii) all Liabilities of the Company for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date;
               (xiii) [reserved];

               (xiv) all Liabilities, if any, for any Environmental Matter or Environmental or Response Action related to any asset not included in the Company’s assets;
               (xv) [reserved];
               (xvi) all Liabilities, if any, related to Retained Debt;
               (xvii) all Liabilities to third parties for personal injury or damage to property (other than Liabilities for Environmental Matters or Environmental or Response Actions) attributable to or arising out of the ownership or operation of the Business at or prior to the Closing but not those which are attributable to or arising out of the ownership or operation of the Business after the Closing; and
               (xviii) [reserved];
               (xix) all Liabilities, if any, of the Company and its Related Persons (collectively, the “Seller Group”) under the Coal Act, including Liabilities for beneficiaries eligible under the Coal Act who are assigned to a member of Seller Group or for whom a member of Seller Group is required to provide or pay for medical benefits, and for premiums or other contributions that are assessed against any member of Seller Group; provided, that the Liabilities retained pursuant to this subsection shall not be affected by Buyer or any of its Affiliates being identified under the Coal Act as a successor, successor in interest or Related Person under the Coal Act to any member of Seller Group solely as a result of Buyer’s purchase of the Units.
          “Securities Act” means the Securities Act of 1933, as amended.
          “SEC” means the Securities and Exchange Commission.
          “Seller Group” has the meaning set forth in paragraph (xix) of the definition of “Retained Liabilities.”
          “Sellers” has the meaning set forth in the preamble.
          “Sellers Closing Certificate” means the certificate of Sellers substantially in the form of Exhibit B attached to this Agreement.
          “Sellers Representative” means F.D. Robertson.
          “Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.
          “Straddle Return” means a Tax Return for a Straddle Period.

          “Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the Equity Interests or has the power to vote or direct the voting of sufficient Equity Interests to elect a majority of the directors or a similar governing body.
          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any required tax shelter disclosures and reporting, any schedule or attachment thereto, and any amendment thereof.
          “Third Party Claim” means any Proceeding by or before any Governmental Authority or any arbitration or other alternative dispute resolution proceeding made or brought by any Person who is not a Party or an Affiliate of a Party.
          “Welfare Plan” has the meaning set forth in Section 5.24(a).
          “Workers’ Compensation Acts” means Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.
          “Year End Financial Statements” has the meaning set forth in Section 5.8.
ARTICLE II
PURCHASE AND SALE OF ACQUIRED INTERESTS
     2.1 Basic Transaction. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agrees to convey, transfer, sell, assign and deliver to Buyer, all of the Units free and clear of all Encumbrances (other than Permitted Encumbrances), for which Sellers shall receive the consideration specified in this Article II.
     2.2 Purchase Price. At Closing, Buyer agrees to pay Sellers Representative, on behalf of and for the benefit of Sellers, an aggregate of $9,000,000 (the “Purchase Price”). Buyer shall pay the Purchase Price in cash payable by wire transfer of immediately available funds to Sellers Representative, on behalf of and for the benefit of Sellers, in accordance with the instructions provided by Seller Representative. The Purchase Price shall be allocated and paid to each Seller in the amounts and the form of consideration indicated on Section 2.2 of the Disclosure Schedule.
     2.3 [Reserved].

     2.4 Retained Liabilities.
          (a) Buyer is acquiring only the Units and is not acquiring any other assets or interests of any Person pursuant to this Agreement or assuming any Liabilities.
          (b) Upon and after the Closing, the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. On or prior to the Closing Date, Sellers shall cause the Retained Liabilities to be assumed by Sellers in a manner satisfactory to Buyer (or, in the case of the Retained Debt, Sellers shall cause the Retained Debt to be assigned or otherwise transferred to a Seller or a third party designated by Sellers (other than the Units) or fully pay and satisfy such Retained Debt). To the extent that any of the Retained Liabilities cannot be assumed by Sellers prior to the Closing Date (including without limitation where such an assumption would constitute a breach or default under any agreement, encumbrance or commitment, would violate any Law or Decree), then Buyer, without having to incur or suffer any Adverse Consequences, and Sellers will execute and deliver any other documents, certificates, agreements and other writings, and take such other actions, in each case, as may be reasonably necessary or desirable in order to impose upon Sellers the unconditional obligation associated with any such Retained Liabilities.
     2.5 Attempted Assignment of Units. If any attempted assignment or assumption of any of the Units pursuant to this Agreement would (i) constitute a breach or default under any Contract, (ii) violate any applicable Law or (iii) adversely affect the rights, or increase the obligations of Buyer or its Affiliates, so that Buyer or its Affiliates would not, in fact, receive all such rights, or assume the obligations, of Sellers with respect thereto as they exist prior to such attempted assignment or assumption, then Buyer, without having to incur or suffer any Adverse Consequences, and Sellers shall enter into such arrangements as may be reasonably acceptable to both Buyer and Sellers to provide Buyer or its Affiliates with the benefits of such Units, as the case may be, and any transfer or assignment to Buyer or its Affiliates of any such Units which shall require such consent or authorization of a third party that is not obtained shall be made subject to such consent or authorization being obtained.
     2.6 Intercompany Transactions. Immediately before the Closing, all outstanding receivables, payables and other indebtedness among Sellers and their Affiliates (not including the Company), on the one hand, and the Company, on the other hand, shall be satisfied and discharged, without any post-Closing Adverse Consequences to Buyer, its Affiliates or the Units. Except for those agreements described on Section 2.6 of the Disclosure Schedule, all such intercompany transactions or arrangements between Sellers or any of their Affiliates (not including the Company), on the one hand, and the Company, on the other hand, shall be terminated as of the Closing, in such manner as Sellers shall specify, without imposing Adverse Consequences upon Buyer, its Affiliates or the Units, and none of the parties shall have any further Liability in respect of any such transaction or arrangement.
     2.7 Closing. The closing of the transactions contemplated by this Agreement with respect to the sale by Sellers of the Units (“Closing”) shall take place at the offices of Buyer in Abingdon, Virginia commencing at 9:00 a.m., local time on the tenth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”).
     2.8 Deliveries at Closing. At Closing, (i) Buyer will deliver to Sellers Representative the various certificates, instruments, and documents referred to in Section 8.2, (ii) Sellers Representative will deliver to Buyer the various certificates, instruments, and documents referred to in Section 8.1, (iii) each Seller will deliver or cause to be delivered to Buyer such stock powers, endorsements, and other good and sufficient instruments of conveyance and assignment as shall be necessary to vest in Buyer all of such Seller’s right, title and interest in, to and under the Units to be sold by such Seller, (iv) Buyer will deliver to Sellers Representative, on behalf of and for the benefit of Sellers, the consideration specified in Section 2.2, (v) Sellers Representative will deliver to Buyer a certified copy of the Organizational Documents of, and a certificate of good standing, existence or similar document with respect to, the Company and each Seller that is an Entity, in each case issued by the appropriate Governmental Authority of the jurisdiction of formation as of a date not more than ten days prior to the Closing Date, (vi) Buyer will deliver to Sellers Representative a certified copy of Buyer’s Organizational Documents and a certificate of good standing, existence or similar document with respect to Buyer, in each case issued by the appropriate Governmental Authority of the jurisdiction of formation as of a date not more than ten days prior to the Closing Date, (vii) Sellers will deliver the written resignations of each manager and director of the Company designated in writing by Buyer at least five Business Days prior to the Closing Date, such resignations to be effective concurrently with the Closing on the Closing Date, (viii) each Seller that is an Entity will deliver resolutions of the Board of Directors or other managing body of such Seller authorizing the execution, delivery and performance of this Agreement and a certificate of an officer of such Seller, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect, and (ix) each Seller will deliver such other certificates, instruments of conveyance and documents as may be reasonably requested by Buyer prior to the Closing Date to consummate the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE
TRANSACTION
     Each Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III) with respect to itself, except as set forth in Annex I attached hereto.
     3.1 Organization. For any Seller that is an Entity, such Seller is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation.
     3.2 Authorization of Transaction. Such Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed by such Seller and constitutes the valid and legally binding obligation of such Seller enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principals of equity. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.
     3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law, Decree, or other restriction of any Governmental Authority to which such Seller is subject or, if such Seller is an Entity, any provision of its Organizational Documents, (b) conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which it is bound or to which any of its assets are subject or (c) result in the imposition or creation of an Encumbrance upon or with respect to the Units owned by such Seller.
     3.4 Brokers’ Fees. Such Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.
     3.5 Ownership. The Units owned beneficially or of record by such Seller are held free and clear of any Encumbrances or Taxes and there are no Commitments with respect to such Units. At Closing, such Seller will transfer and deliver to Buyer good and valid title to the Units owned by it as set forth in Section 5.2 of the Disclosure Schedule free and clear of any Encumbrances, Commitments and Taxes. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting any Units.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER REGARDING THE
TRANSACTION
     Buyer represents and warrants to Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in Annex II attached hereto.
     4.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
     4.2 Authorization of Transaction. Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principals of equity. Other than with respect to the Permits, Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any

Governmental Authority in order to consummate the transactions contemplated by this Agreement.
     4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law, Decree, or other restriction of any Government Authority to which Buyer is subject or any provision of its Organizational Documents or (b) other than as set forth in Section 4.2 of Annex II, conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.
     4.4 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
     4.5 Investment. Buyer is an Accredited Investor and is not acquiring the Units with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
     4.6. Financial Ability to Perform. As of the Closing Date, Buyer shall have available to it funds sufficient to enable it to deliver the Purchase Price (substantially as provided in the correspondence from Buyer’s financing sources concurrently furnished to Seller).
     4.7 Permit Blocking. None of Buyer, any Person “owned or controlled” by Buyer or any Person which “owns or controls” Buyer has been notified (and there is no Basis to believe that such notification is forthcoming) by OSM or state agency administering SMCRA or any comparable state Law, that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e. “permit blocked.” As used in this Agreement, the terms “owns or controls” or “owned or controlled” shall be defined as set forth in 30 C.F.R. §773.5.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE
COMPANY
     Sellers represent and warrant to Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date of this Agreement (the “Disclosure Schedule”):
     5.1 Organization, Qualification, and Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization. The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Company has full power and authority and all material licenses, permits, and authorizations necessary to carry on the Business and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 5.1 of the Disclosure Schedule lists the managers, directors and officers of the Company. Sellers have delivered to Buyer correct and complete copies of the Organizational Documents of the Company (as amended to date). Sellers have provided Buyer with true and complete copies of all limited liability company record books of the Company. The ownership certificates and record books of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents.
     5.2 Capitalization. Section 5.2 of the Disclosure Schedule sets forth a complete and correct listing of the record and beneficial ownership of the Units. The Units are the only Equity Interests the Company is authorized to issue. All of the issued and outstanding Units have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Sellers as set forth in Section 5.2 of the Disclosure Schedule. There are no Commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any Units. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. To the Knowledge of Sellers, all Units have been issued substantially in compliance with the Securities Act and applicable state securities Laws. Other than as set forth in Organizational Documents previously provided to Buyer, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Units.
     5.3 Noncontravention. To the Knowledge of Sellers, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law, Decree, or other restriction of any Governmental Authority to which the Company is subject, or any provision of the Organizational Documents of the Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which it is subject (or result in the imposition of any Encumbrance upon any of the assets of the Company). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.
     5.4 Brokers’ Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     5.5 Real Property.
          (a) Section 5.5(a) of the Disclosure Schedule lists all tracts, parcels, lots and real property interests in which the Company has (i) an ownership interest and/or (ii) a leasehold interest, including a description of all Real Property leases. The Real Property listed in Section 5.5(a) of the Disclosure Schedule includes all Real Property necessary or required to operate the Business in the manner currently conducted by the Company.
          (b) The Company has (i) marketable title to all Real Property listed as owned by it on Section 5.5(a) and (ii) a valid leasehold interest in all Real Property listed as leased by it on Section 5.5(a) of the Disclosure Schedule, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances.
          (c) The Company is not in default under any lease or other agreement relating to the Real Property, and the Company has not received any written notice alleging that the Company is in default under any lease.
          (d) Each of the leases listed on Section 5.5(a) of the Disclosure Schedule is, and, subject to obtaining any requisite third party consents, all of which are specified in Section 5.5(d) of the Disclosure Schedule, will be on and immediately following the Closing, valid and enforceable against the lessor or other parties thereto in accordance with its terms. There are no unwritten or oral modifications to such leases or any course of dealing or business operations that can be construed as a modification to such leases other than those between or among the Company and Sellers or any of their respective Affiliates, which modifications are described in Section 5.5(d) of the Disclosure Schedule. To the Knowledge of Sellers, the lessors under each of the leases have good and marketable title to the leased Real Property.
          (e) [Reserved]
          (f) No condemnation or eminent domain Proceeding against any part of the Real Property is pending or, to the Knowledge of Sellers, threatened.
          (g) Sellers have made available to Buyer all Books and Records, including but limited to the geological data, reserve data, material existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and information, maps, reports and data in the possession of the Company and relating to or affecting the Real Property, including the coal reserves, coal ownership, coal leases to the Company, coal leases from the Company to third parties, mining conditions, mines, and mining plans of the Company (collectively, “Mining Data”). Notwithstanding anything in this Agreement to the contrary, Buyer accepts the coal reserves in or under the Real Property, as is, where is, together with the mining data, free of any warranty (express or implied) with regard to the mineability, washability, recoverability, volume, or quantity or quality of any coal reserve. To the Knowledge of Sellers, the coal reserves mined by the Company owned or leased by the Company are not subject to any mining rights of any other Person with respect to such coal reserves, except for surface use and other appurtenant rights for the mining of the coal seams that are not owned or leased by the Company.
     5.6 Other Assets.
          (a) The assets of the Company constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated.
          (b) The Company (A) has good and marketable title to all of its assets (other than Real Property, which is addressed in Section 5.5), free and clear of any Encumbrance, except for

Permitted Encumbrances, or (B) leases, if applicable, such assets under valid and enforceable leases. No rights of the Company under such leases have been assigned or otherwise transferred as security for any obligation of the Company or any of its Affiliates.
          (c) The Company neither owns nor leases any Equipment.
          (d) All Books and Records (including income and non-income Tax Returns and relating workpapers) have been adequately maintained for all periods ending after December 31, 1998 (or for periods that the statute of limitations remains open).
     5.7 Subsidiaries. The Company neither owns any Equity Interests in another Person nor controls directly or indirectly any Person.
     5.8 Financial Statements. Attached to this Agreement as Exhibit C are the following financial statements (collectively, the “Financial Statements”): (i) internally generated balance sheets and statements of income, changes in members’ equity and cash flow of the Company as of and for the fiscal years ended December 31, 2004, 2003 and 2002 (collectively, the “Year End Financial Statements”); and (ii) balance sheets and statements of income of the Company (the “Most Recent Financial Statements”) as of and for the period beginning January 1, 2005 and ended as of August 31, 2005 (the “Most Recent Fiscal Month End”). The Year End Financial Statements have been reviewed by Sellers and, to the Knowledge of Sellers, are accurate and complete in all material respects. The Most Recent Financial Statements have been reviewed by Sellers and, to the Knowledge of Sellers, are accurate and complete in all material respects. The Financial Statements (x) present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and (y) are consistent with the books and records of the Company.
     5.9 Events Subsequent to Most Recent Fiscal Month End. Except as otherwise contemplated by this Agreement, since the Most Recent Fiscal Month End, the Company has conducted the Business only in the Ordinary Course of Business and there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date, the Company has not:
          (a) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;
          (b) issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $100,000 in the aggregate, other than equipment financing arrangements approved by Buyer;
          (c) imposed any Encumbrance upon any of its assets, tangible or intangible;
          (d) sold, assigned, leased or transferred any of its tangible assets, except for sales of Inventory in the Ordinary Course of Business;

          (e) sold, assigned or transferred any patents, trademarks or trade names or any material copyrights, trade secrets or other intangible assets, except in the Ordinary Course of Business;
          (f) suffered any extraordinary losses or waived any rights material to the conduct of the Business as presently conducted;
          (g) made any capital expenditure (or series of related capital expenditures) either involving more than $1,000,000 or outside the Ordinary Course of Business;
          (h) entered into, amended or extended (i) any coal sales commitment or obligations unless such coal sales commitment is for less than 30 days and involves less than 20,000 tons of coal, or (ii) any other agreement, contract (other than a coal sales commitment), lease or license (or series of related agreements, contracts, leases or licenses) either involving more than $25,000 or outside the Ordinary Course of Business;
          (i) suffered any theft, damage, destruction or casualty loss to its property, whether or not covered by insurance;
          (j) made any change in employment or severance terms for any of its directors, managers or officers, or any material change in the employment or severance terms for any of its other Employees outside the Ordinary Course of Business;
          (k) made any change in its accounting methods, principles or practices for financial accounting (except for those changes required by the Company’s independent auditors to comply with GAAP) or for IRS reporting purposes;
          (l) adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and other Employees (or taken any such action with respect to any other Employee Benefit Plan);
          (m) granted any increase in the base compensation of or bonuses payable to any of its directors, managers, or officers, or made any other change in employment terms for any of its directors, or officers;
          (n) made any payment (including any dividends or other distributions with respect to the Units) to any Seller or any Affiliate of any Seller (other than in the Ordinary Course of Business) or forgiven any indebtedness due or owing from any Seller or any Affiliate of any Seller to such Company;
          (o) issued, sold or otherwise disposed of any of the Units or granted any Commitments;
          (p) (i) accelerated accounts receivable, (ii) delayed or postponed the payment of accounts payable or other Liabilities, or (iii) changed in any material respect its practices in connection with the payment of accounts payable in respect of purchases from suppliers;
          (q) amended its Organizational Documents;
          (r) collected receivables, paid payables, billed customers, or accrued for receivables and payables other than in accordance with its standard practices and procedures with regard to the same;
          (s) received notice of any termination of any Contract to which it is a party;
          (t) entered into an transaction with any Seller or a Seller’s Affiliates; or
          (u) committed to do any of the foregoing.
     5.10 Undisclosed Liabilities. The Company has no Liability except for (i) Liabilities set forth on the face of the Most Recent Financial Statements and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.
     5.11 Legal Compliance. The Company and its predecessors and Affiliates have complied in all material respects with all applicable Laws of federal, state, and local Governmental Authorities, and no Proceeding or notice has been filed or commenced against them alleging any failure so to comply.
     5.12 Environmental Compliance.
          (a) The Company is in substantial compliance with all Environmental Laws. The Company is not in violation of any Environmental Laws applicable to Mining Activities, including any investigatory, remedial or corrective obligations, that would result in (i) closure, suspension or material restriction of any Mining Activities; or (ii) exposure of Buyer or the Company to the imposition of any fines or other civil or criminal monetary penalty reasonably expected to be in excess of $5,000. The Company has not received any notification from any Governmental Authority or any other Person alleging, claiming or notifying that the Company is in violation of any Environmental Laws.
          (b) The Company holds no Permits and has never held any Permits in the past.
          (c) Sellers have made available to Buyer true, correct and complete copies of all (i) licenses, franchises, certificates, concessions and other approvals and authorizations of Governmental Authorities held by the Company pertaining to the Business, as amended, supplemented and modified through the date of this Agreement, and (ii) any and all pending applications for licenses and authorizations that have been submitted to any Governmental Authority by the Company or are in the process of development for submission to a Governmental Authority either in-house or through consultants.
          (d) Section 5.12(d) of the Disclosure Schedule lists all of the citations, notices of non-compliance and notices of violation received by the Company with respect to the Business from applicable Governmental Authorities within the period of time covered by the Financial Statements, including, without limitation, the federal Environmental Protection Agency (“EPA”), the federal Office of Surface Mining (“OSM”) or the equivalent state agency exercising primacy, the Federal Mine Safety and Health Administration (“MSHA”) and other Governmental Authorities with similar responsibilities. The Company is not subject to any cessation orders, cease and desist orders, closure orders or show cause orders issued by EPA, OSM, MSHA, or any other Governmental Authority with respect to the Business.
          (e) The Company is in substantial compliance with all of the requirements of the applicable state equivalent of the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”), as adopted in West Virginia and Virginia, the applicable provisions of the Federal Mine Safety and Health Act of 1977, as amended, and all similar Laws applicable to the Company, and all rules and regulations promulgated under the aforementioned Laws by EPA, OSM, MSHA, applicable state permitting Governmental Authorities. The Company is not the subject of any pending, or to the Knowledge of Sellers, any threatened Proceeding that would result in any bond forfeiture, permit suspension or revocation, or similar Proceedings instituted by OSM or applicable state permitting authorities or any other Governmental Authority.
          (f) After the Closing, neither Buyer nor the Company will be liable for any fines, penalties, fees, Taxes or other charges assessed under Environmental Laws then in effect by Governmental Authorities with respect to notices of violation, cessation orders, closure orders, show cause orders or other enforcement actions issued by a Governmental Authority prior to Closing. Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any Liabilities being imposed on Buyer, any of its Affiliates or the Company for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws, excluding Reclamation Laws.
          (g) None of the assets of the Company is identified on (i) the current or proposed National Priorities List under 40 C.F.R. §300, (ii) the Comprehensive Environmental Response, Compensation and Liability Inventory System (“CERCLIS”) list, or (iii) any list arising from a federal, state or local statute similar to CERCLA. To the Knowledge of Sellers, the Real Property is not materially Contaminated with any Hazardous Substance.
          (h) (i) None of the assets of the Company has been or is being used in association with the production, manufacture, processing, generation, storage, treatment, disposal, management, shipment or transportation of Hazardous Substances, and no such assets are materially Contaminated by any Hazardous Substance; (ii) to the Knowledge of Sellers, there are no underground storage tanks regulated pursuant to RCRA § 9001 (42 U.S.C. § 6991) or equivalent authorized state program, and no above ground storage tanks, located at, on, in or under the Real Property; (iii) there is no asbestos-containing material in any form or condition located at, on, in or under any of the assets of the Company; (iv) there are no materials or equipment containing polychlorinated biphenyls located at, on, in or under the assets of the Company; (v) there are no landfills or other areas located at, on, in or under the assets of the Company where Hazardous Substances have been disposed; and (vi) the Company has not disposed of any Hazardous Substance in violation of Environmental Laws.

          (i) The Company has not, either expressly or by operation of Law, assumed or undertaken any Liability for corrective or remedial action, of any other Person relating to any Environmental Laws.
          (j) No conditions exist relating to the Company’s assets or the Mining Activities that will (i) prevent or materially hinder Buyer’s or its Affiliates compliance with Environmental Laws, (ii) require Buyer or its Affiliates to undertake any material investigatory, remedial or corrective actions pursuant to Environmental Laws (except for reclamation obligations under any Permit) or (iii) impose upon Buyer or its Affiliates any other material Liabilities pursuant to Environmental Laws, including without limitation, any Environmental Laws relating to onsite or offsite Releases or threatened Releases of Hazardous Substances or imposing material Liability for personal injury, property damage or natural resource damage.
     5.13 Taxes.
          (a) The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has not received any notice of any claim by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (c) The Company has not received notice from the IRS or any other authority of such entity’s intention to assess any additional Taxes for any period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any Seller has Knowledge based upon personal contact with any agent of such authority. Section 5.13(c) of the Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed by the Company for taxable periods ended after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all federal Tax Returns filed by the Company, and all examination reports and statements of deficiencies assessed against or agreed to by the Company, since December 31, 2001. The Company has complied with all material Laws regarding Taxes, including those governing retention of records.
          (d) No Tax Return of the Company is currently under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company. Each deficiency resulting from any audit or examination relating to Taxes by any taxing Governmental Authority has been paid. The federal income Tax Returns of the Company have not been examined by and settled with the IRS.
          (e) The Company has no waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency currently in effect.
          (f) The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).
          (g) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company has disclosed all reportable transactions required pursuant to treasury regulation section 1.6011-4.
          (h) [Reserved]
          (i) The unpaid non-income Taxes of the Company (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.
          (j) [Reserved]
          (k) Section 5.13(k) of the Disclosure Schedule sets forth a description of all transactions with respect to which the Company has received a written opinion of counsel as to their Tax consequences.
          (l) Section 5.13(l) of the Disclosure Schedule sets forth a list of all foreign countries in which the Company has engaged in a trade or business in the past five years, or from which the Company has derived any income.
          (m) [Reserved]
          (n) The Company has been a general partnership, or limited liability company treated as a partnership for tax purposes, at all times during its existence and will be treated as a partnership for tax purposes up to and including the Closing Date
     5.14 Intellectual Property. No third party has asserted any interest in the Intellectual Property, nor has any third party alleged that the Company has infringed on any Intellectual Property of any third party. To the Knowledge of Sellers, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.
     5.15 Inventory. The Company has no Inventory.

     5.16 Contracts.
          (a) Section 5.16(a) of the Disclosure Schedule lists and, Sellers have made available to Buyer copies of, all written Contracts and commitments, and summaries of oral Contracts and commitments, including all amendments, modifications, waivers and elections applicable thereto (i) providing for receipt or payment, contingent or otherwise of $50,000 or more and which are not terminable on 30 days’ notice; (ii) relating to indebtedness or guarantee obligations of the Company; (iii) affecting the ownership of, leasing of title to, use of any assets of the Company; (iv) relating to union organization or any employment, consulting or severance contracts with any Person; (v) relating to any service contracts or subcontractor relationships; (vi) relating to commission payments, equity grants, equity options, or relationships that deal with sharing of profits, losses, costs or Liabilities; (vii) restricting the ability of the Company to engage in any line of business or to compete with any Person; and (viii) that are otherwise necessary to the operation of the Business and provide for receipt or payment, contingent or otherwise of $50,000 or more, or that are entered into other than in the Ordinary Course of Business (collectively, the “Material Contracts”).
     (b) As to the Company: (i) the Material Contracts are legal, valid and binding, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally), and are in full force and effect; (ii) the Material Contracts will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) the Company has performed all material obligations required to be performed by it to date under the Material Contracts; (iv) neither the Company, nor, to the Knowledge of Sellers, any other party, is in default under any material obligation of any such Material Contracts and, to the Knowledge of Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default, or permit termination, modification, or acceleration, under any such Material Contracts; and (v) neither the Company, nor, to the Knowledge of Sellers, any other party, has repudiated any material provision of any of the Material Contracts.
     5.17 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and, to the Knowledge of Sellers, can be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Section 5.17 of the Disclosure Schedule sets forth an aging schedule for Receivables shown on the Most Recent Financial Statements. For purposes of this Agreement, “Receivables” means all receivables of the Company reflected in the Financial Statements or on the books and records of the Company.
     5.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or other similar appointment authorizing an agent of the Company to execute Contracts on its behalf.

     5.19 Insurance. Section 5.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:
     (i) the name, address, and telephone number of the agent;
     (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;
     (iii) the policy number and the period of coverage;
     (iv) a general description of the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
     (v) a general description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each such insurance policy: (A) to the Knowledge of Sellers, the coverage provided by the policy is normal and customary for a company of similar size engaged in the Business; (B) the policy is legal, valid, binding, enforceable and in full force and effect; (C) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (D) neither the Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (E) since the date of the policy, no notice of cancellation or non-renewal with respect to the policy has been received by the Company. Such policies are sufficient for compliance with all requirements of law currently applicable to the Company and of all Material Contracts to which the Company is a party except where such requirements have been waived. Section 5.19 of the Disclosure Schedule sets forth a list of all pending claims with respect to all such insurance policies.
     5.20 Litigation.
          (a) Section 5.20 of the Disclosure Schedule sets forth each instance in which the Company (A) is subject to any outstanding Decree or (B) is a party or, to the Knowledge of Sellers, is threatened to be made a party to any Proceeding of, in, or before any Governmental Authority or before any arbitrator. None of the Proceedings set forth in Section 5.20 of the Disclosure Schedule could result in any Material Adverse Change.
          (b) There are no pending or, to the Knowledge of Sellers, threatened, claims by or disputes between the Company and any Persons regarding Mining Activities by the Company or regarding the location of boundary lines, encroachments, mineral rights, subsidence, water quantity or quality, blasting damage, transportation of coal or other materials, nuisances or any other similar matter.
          (c) To the Knowledge of Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to or serve as a Basis for the commencement of any Proceeding.
     5.21 [Reserved]
     5.22 Restrictions on Business Activities. Except for this Agreement, there is no agreement, arrangement or Decree binding upon Sellers or the Company that has or would reasonably be expected to have the effect of prohibiting the conduct of all or a portion of the Business as currently conducted or would reasonably be expected to result in a Material Adverse Effect.
     5.23 Employees. The Company has no Employees and has never had any Employees. Each of the managers of the Company will resign effective as of the Closing. The Company is not a party to, bound by, or negotiating with respect to any agreement with any labor union, association or other employee group, nor are any Employees of the Company represented by any labor union or similar association. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any Employees of the Company. There has not been during the five years prior to the date of this Agreement and there is not any existing or, to the Knowledge of Sellers, any threatened, union organizational campaigns or representation proceedings with respect to any Employees of the Company, nor are there any existing or, to the Knowledge of Sellers, any threatened labor strikes, work stoppages, slowdowns, grievances, unfair labor practice charges, discrimination charges or labor arbitration proceedings affecting the Company, the Business, or deliveries to or shipments from any of its Real Property. The Company is and has been in substantial compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, leaves of absence and wages and hours. None of the current or former Employees, directors or applicants for employment of the Company has a pending or, to Sellers’ Knowledge, has threatened any claim against the Company. All the Employees of the Company are employed at will, meaning they can quit at any time or be terminated at any time, subject to applicable Laws. The Company is not subject to Workers Compensation Acts and black lung Laws.
     5.24 Employee Benefits.
          (a) The Company has no, and has never had any, employee benefit plans (as defined in Section 3(3) of ERISA) or other employee benefit plans, programs, pay practices or arrangements, including any severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based compensation, death benefit, medical, dental, disability or other group insurance, Code Section 125 “cafeteria” or “flexible” benefit plan, pension, savings, profit-sharing or retirement plan, program, practice or arrangement: (i) under which current or former Employees are entitled to participate by reason of their employment with the Company, or their ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, with respect to which the Company is a party or a sponsor or a fiduciary thereof or by which the Company is bound; or (ii) with respect to which the Company may have, as of the Closing Date, any Liability directly or through an ERISA Affiliate (the “Employee Benefit Plans”).

          (b) [Reserved]
          (c) [Reserved]
          (d) [Reserved]
          (e) The Company and their Related Persons do not have any Liability under the Coal Act.
          (f) The consummation of the transactions contemplated by this Agreement will not entitle any Person to severance pay or other payments for which Buyer or the Company will be liable after the Closing.
          (g) [Reserved]
          (h) Neither the Company, nor any organization with respect to which it is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.
          (i) [Reserved]
          (j) [Reserved]
          (k) [Reserved]
          (l) [Reserved]
          (m) [Reserved]
          (n) The Company has no Liability or obligations to provide any health or welfare benefits to any current or former Employees following the termination of such Employee’s service with the Company.
          (o) The Company is not and has never been subject to Workers Compensation Laws or black lung Laws.
     5.25 Guaranties. Neither the Company nor any of its controlled Affiliates is a guarantor or is otherwise liable for any Liability or obligation (including indebtedness) of any other Person.
     5.26 Reclamation . The Company is not subject to Reclamation Laws and has no reclamation Liabilities.
     5.27 Permit Blocking. Neither the Company nor any Person “owned or controlled” by any Seller, Company or any Person which “owns or controls” the Company has been notified (and there is no Basis to believe that such notification is forthcoming) by the OSM or the agency of any state administering SMCRA or any comparable state Law, that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e. “permit blocked.” As used in this Agreement, the terms “owns or controls” or “owned or controlled” shall be defined as set forth in 30 C.F.R. §773.5.
     5.28 Certain Business Relationships with the Company. No Seller nor any officer, director, manager, of the Company (nor any Affiliate or member of the immediate family of any such Person) is a party to any contract or transaction with the Company or has any interest in any property used by the Company.
     5.29 Absence of Certain Payments. During the five year period prior to the date of this Agreement, to the Knowledge of Sellers, neither the Company nor any director, officer, manager, agent, or employee of the Company has directly or indirectly (i) used any of the funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the funds of the Company; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977 applicable to the Company; (iv) established or maintained any unlawful or unrecorded fund of monies or other assets of the Company; (v) made any false or fictitious entry on the books or records of the Company; or (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any Person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company, or to pay for favorable treatment for business secured or for special concessions already obtained for of the Company.
     5.30 Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of a material fact and are not misleading in any material respect.
ARTICLE VI
PRE-CLOSING COVENANTS OF THE PARTIES
     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
     6.1 General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII). Sellers will cause the Company to make available to Buyer, at reasonable times and in a manner so as not to interfere with the normal business operations of the Company, all documents, maps and other books and records necessary to transfer all Permits to Buyer in accordance with Law.
     6.2 Notices and Consents.
          (a) Sellers will cause the Company to (i) give any notices to third parties, and will cause the Company to use its commercially reasonable efforts to obtain any third party consents, waivers, approvals, authorizations, orders, amendments to agreements and estoppel agreements set forth in Section 8.1(e) of the Disclosure Schedule and (ii) make any filings with, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 5.3, and Buyer will reasonable cooperate with the Company in connection therewith. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any required authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Sections 3.3 and 4.3.
          (b) Without limiting the generality of the foregoing, each of the Parties will (A) file (or use its commercially reasonable efforts to cause its appropriate Affiliates to file) any notification, report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will use its commercially reasonable efforts to obtain an early termination of the applicable waiting period and (B) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Each of Buyer and Sellers Representative will supply each other with copies of all correspondence, communications, filings, notifications, forms, and related materials filed under the HSR Act (“HSR Materials”) and each Party may suggest reasonable changes to another Party’s HSR Materials prior to filing. Sellers and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such HSR Materials as promptly as possible. Sellers and Buyer agree to furnish such necessary information and reasonable assistance as such other Party may request in connection with its preparation of HSR Materials.
     6.3 Operation of Business. Except as set forth in Section 7.9, Sellers will not cause or permit the Company to engage in any practice, take any action or enter into any transaction, outside the Ordinary Course of Business without the prior written consent of Buyer, except as anticipated by or necessary for the performance of this Agreement. Without limiting the generality of the foregoing, Sellers will not cause or permit the Company, except as anticipated by or necessary for the performance of this Agreement, to (i) declare, set aside, or pay any dividend or make any distribution with respect to the Units or redeem, purchase or otherwise acquire any of the Units, (ii) make any capital expenditure (or series of related capital expenditures) either involving more than $1,000,000 or not otherwise included in Sellers’ capital expenditure budget which has been made available to Buyer, (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.9 without the prior written consent of Buyer, or as contemplated on Section 6.3 of the Disclosure Schedule, or (iv) terminate the employment of a total of more than ten (10) Employees at any single site of employment in the Business within the ninety (90) day period prior and including to the Closing Date.
     6.4 Preservation of Business. Except as anticipated by or necessary for the performance of this Agreement, Sellers will cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and goodwill and relationships with lessors, licensors, suppliers, customers, employees, Governmental Authorities and any other Person having a relationship with the Company. Sellers will cause the Company to comply in all material respects with all applicable Laws and all orders of any Governmental Authority.
     6.5 Full Access. Each Seller will permit, and Sellers will cause the Company to permit, representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company and the Business for the purpose of enabling Buyer to conduct its due diligence and acquisition audit of the Company, including but not limited to environmental, reserve, legal, regulatory compliance, financial (including projections), tax and accounting reviews of the Company. Without limiting the foregoing, each Seller will, and will cause the Company to (a) assemble and make available requested or relevant books, records and data, (b) permit Buyer and its employees and consultants to make physical inspections of the mines, coal properties and offices related to the Business at all reasonable times, (c) provide Buyer and its employees and consultants with access to management of the Company to review mine plans, financial and operating projections, environmental matters, permits and coal reserves, (d) cooperate with Buyer’s other reasonable due diligence requests and (e) permit Buyer and its employees and consultants to conduct additional diamond drilling for the purpose of estimating the coal reserves included in the Business (with such drilling to be in locations mutually agreed to by Sellers Representative and Buyer and such related expense to be paid 50% by Sellers and 50% by Buyer).
     6.6 Notice of Developments.
               (a) Between the date of this Agreement and the Closing Date, each Seller shall give prompt written notice to Buyer if it has Knowledge of any development causing a breach of any of the representations and warranties in Article III and Article V. Between the date of this Agreement and the Closing Date, Buyer shall give prompt written notice to Sellers if it has Knowledge of any development causing a breach of any of the representations and warranties in Article IV. No disclosure by Sellers or Buyer pursuant to this Section 6.6, however, shall be deemed to amend or supplement Annex I, Annex II or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, except to the extent set forth in this Section 6.6.
               (b) Between the date of this Agreement and the Closing Date, Buyer shall give prompt written notice to Sellers if it has Knowledge of a breach of any of the representations and warranties of Sellers as of the date of this Agreement, or if Buyer has Knowledge of the occurrence after the date of this Agreement of a breach of any such representation or warranty. During the same period, Buyer shall promptly notify Sellers if it has Knowledge of any breach of any covenant of Sellers in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.
               (c) Between the date of this Agreement and the Closing Date, each Seller shall give prompt written notice to Buyer if it has Knowledge of a breach of any of the representations and warranties of Sellers as of the date of this Agreement, or if any of Sellers has Knowledge of the occurrence after the date of this Agreement of a breach of any such representation or warranty. During the same period, each Seller shall promptly notify Buyer if it has Knowledge of any breach of any covenant of Sellers in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.
               (d) Upon delivery of any such notice by Buyer to Sellers or by Sellers to Buyer, in each case with respect to a breach by Sellers of any representation, warranty or covenant contained in this Agreement, Sellers shall elect to (1) cure such breach (if curable) to the reasonable satisfaction of Buyer, acting in good faith, by the Closing Date, or (2) reduce the Purchase Price by the estimated cost of curing, or otherwise compensating Buyer for the Adverse Consequences of, such breach, as determined jointly by Buyer and Sellers, in their good faith reasonable discretion, or (3) take no action, and, whether Sellers elect the action specified in clauses (1) or (2) or (3) above, Buyer shall be obligated to consummate the transactions contemplated by this Agreement except as otherwise provided in this paragraph (d). If Sellers elect the action specified in clause (3) above and the Closing occurs, Buyer shall have all rights to indemnification pursuant to the Indemnification Agreement (subject to the limitations set forth therein) in respect of such breach. If Sellers elect the action specified in clause (2) above, and Buyer and Sellers are unable to agree upon the estimated cost of curing, or otherwise compensating Buyer for the Adverse Consequences of, such breach within three Business Days, the estimated cost of curing such breach shall be determined by a mutually agreed upon Person experienced in the area at issue. Notwithstanding anything to the contrary contained in this Section 6.6(d), if the information set forth in any notice contemplated by this paragraph (d) or the aggregation of all matters covered in notices contemplated by this paragraph (d) exceed or are expected to exceed $500,000 (such matters, a “Substantial Seller Matter”), Sellers shall have the right to terminate this Agreement by providing written notice of such election to Buyer, if after good faith negotiation during the period of 10 days after delivery of such notice, the parties are unable to reach agreement with respect to resolution of the Substantial Seller Matter.
               (e) Upon delivery of any such notice by Buyer to Sellers or by Sellers to Buyer, in each case with respect to a breach by Buyer of any representation, warranty or covenant contained in this Agreement, Buyer shall elect to (1) cure such breach (if curable) to the reasonable satisfaction of Sellers, acting in good faith, by Closing or (2) take no action, and, whether Buyer elect the action specified in clauses (1) or (2) above, Sellers shall be obligated to consummate the transactions contemplated by this Agreement except as otherwise provided in this paragraph (e). If Buyer elects the action specified in clause (2) above and the Closing occurs, Sellers shall have all rights to indemnification pursuant to the Indemnification Agreement (subject to the limitations set forth therein) in respect of such breach. Notwithstanding anything to the contrary contained in this Section 6.6(e), if the information set forth in any notice contemplated by this paragraph (e) or the aggregation of all matters covered in notices contemplated by this paragraph (e) exceed or are expected to exceed $500,000 (such matters, a “Substantial Buyer Matter”), Buyer shall have the right to terminate this Agreement by providing written notice of such election to Sellers, if after good faith negotiation during the period of 10 days after delivery of such notice, the parties are unable to reach agreement with respect to resolution of the Substantial Buyer Matter.
     6.7 Exclusivity. From the date of this Agreement until the earlier of (a) the Closing Date or (b) the termination of this Agreement, Sellers will not, and Sellers will cause the Company and all Affiliates, officers, directors, agents, advisors, attorneys or other representative of the foregoing (collectively, “Representatives”) not to, directly or indirectly (i) solicit or initiate, or encourage the submission of, proposals or offers relating to; (ii) respond to any submissions, proposals or offers relating to; (iii) engage in any negotiations or discussions with any person relating to; or (iv) otherwise cooperate in any way with any person in connection with, any acquisition, recapitalization, liquidation, dissolution or similar transaction involving all or any portion of the Units or assets of the Company; provided, however, that Sellers may advise any person making any such submission, proposal, offer or other contact that Sellers are subject to an exclusivity agreement with an undisclosed party. Should Sellers or any Representatives receive any inquiry, proposal or offer to enter into any transaction of the type referred to in clauses (i) through (iv) above, Sellers agree to promptly inform Buyer of any such inquiry, proposal or offer, the identity of the person making same, and the terms and conditions of same. Sellers will not vote their Units in favor of and will vote against any such acquisition structured as a merger, consolidation, share exchange or transfer of all or substantially all of the assets of the Company. Without the prior written consent of Buyer, from the date of this Agreement until the termination of this Agreement, Sellers will not, and will cause the Company not to, sell, assign, encumber, hypothecate, pledge, convey in trust, gift, transfer by bequest, devise or descent, or otherwise transfer or dispose of in any way, whether voluntary or by operation of law, directly or indirectly, any Units or other securities (debt or equity) or assets of the Company, other than to sell Units to Buyer at the Closing pursuant to the terms of this Agreement.
     6.8 Financial Statement Delivery. Prior to the Closing Date, Sellers shall furnish, or cause to be furnished to Buyer, its accountants and auditors, upon request of Buyer and as promptly as practicable (with any related out-of-pocket costs being for the account of Sellers), such information and assistance of Sellers and the auditors previously engaged by the Company, if any, as is reasonably necessary to prepare audited financial statements of the Business for the fiscal years ended December 31, 2004, 2003 and 2002, prepared in accordance with GAAP and with Regulations S-K and S-X promulgated by the SEC and audited in accordance with standards generally accepted in the United States of America by a “Big Four” auditing firm reasonably acceptable to Buyer together with such audit firm’s unqualified report thereon. Buyer shall pay 50% and Sellers shall pay 50% of the fees and expenses of such audits.
     6.9 [Reserved]
     6.10 Retained Debt. On or before the Closing Date, Sellers shall (a) (i) cause the Retained Debt (and all related notes, loan agreements, security agreements and related documents) to be assigned or otherwise transferred to a Seller or a third party designated by Sellers (other than the Company) or (ii) cause the Retained Debt to be fully paid and satisfied (including all accrued interest, prepayment penalties, early termination fees or other obligations), and (b) cause (i) all security interests in the collateral securing any of the Retained Debt and all related deeds of trust, as the same relates to the Business, to be released and terminated and (ii) all related UCC financing statements to be terminated.
ARTICLE VII
POST-CLOSING COVENANTS OF THE PARTIES
     The Parties agree as follows with respect to the period following the Closing:
     7.1 General. If at any time after the Closing any further action is commercially necessary or desirable to carry out the intent and purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is then entitled to seek indemnification therefor under the Indemnification Agreement). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Units, and upon reasonable advance notice by Sellers Representative to Buyer, Buyer will provide Sellers Representative reasonable access to such information for appropriate business purposes.
     7.2 Transition. Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.
     7.3 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Buyer, Seller or any Units or the Business, each of the other Parties will cooperate with the contesting or defending Party and its or his counsel in the Proceeding, make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is then entitled to seek indemnification therefor under the Indemnification Agreement).
     7.4 Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his, her or its possession. In the event that any of Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.4. If, in the absence of a protective order or the receipt of a waiver under this Agreement, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its or his reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.
     7.5 [Reserved]
     7.6 [Reserved]
     7.7 Financial Statement Assistance.
          (a) Sellers shall furnish, or cause to be furnished to Buyer, its accountants and auditors, upon request of Buyer and as promptly as practicable (with any related out-of-pocket costs being for the account of Sellers), such information and assistance of Sellers and the auditors previously engaged by the Company, if any, as is reasonably necessary for Buyer to prepare unaudited interim financial statements of the Business for the interim periods from (i) January 1, 2004 to June 30, 2004 and (ii) January 1, 2005 to June 30, 2005 prepared in accordance with GAAP and with Regulations S-K and S-X promulgated by the SEC, applied consistently with past practices throughout the periods covered and in a manner consistent with the significant accounting policies disclosed in the footnotes to the audited financial statements of the Company as of the Most Recent Fiscal Year End.
          (b) With respect to any registration statement or other filings with the SEC that Buyer or its Affiliates shall determine to make in the future, Sellers shall use commercially reasonable efforts with the out of pocket costs for which being for the account of Buyer to timely furnish, or cause to be timely furnished to Buyer, its accountants and auditors, upon request of Buyer, the following: (i) consents of Sellers’ independent public accountants, if any, with respect to the audited financial statements as required by SEC Regulations S-K and S-X, (ii) such information, assistance and cooperation (including information, assistance and cooperation from Sellers’ independent auditors, if any) as is reasonably necessary for Buyer to: (A) address and resolve any SEC comments related to the such financial statements (including any required modification of such financial statements or footnotes thereto) and (B) prepare any MD&A Disclosure related to such financial statements required in connection with a filing with the SEC and address and resolve any SEC comments related to such MD&A Disclosure (including any required modification to such MD&A Disclosure), (iii) such information, assistance and cooperation reasonably necessary for Buyer to prepare any unaudited pro forma balance sheets or income statements required to be included in any such registration statement or other SEC filing and (iv) such information, assistance and cooperation reasonably necessary for Buyer to accumulate five years of historical unaudited financial information of the Company for inclusion in any such registration statement or other filing with the SEC.
          (c) Sellers shall reasonably cooperate with Buyer, its accountants and auditors in the conduct of the actions described in the preceding paragraph and shall allow Buyer, its accountants and auditors to have access at all reasonable times and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, books, records, contracts, and documents of or pertaining to the audit of such financial statements. In addition, Sellers will provide access to Sellers’ employees, including, without limitation, making employees available to provide additional information and explanation of any materials reviewed by Buyer, its accountants and auditors; provided, however, Buyer’s use of such employees shall not unreasonably interfere with such employee’s duties to his or her employer.
          (d) For avoidance of doubt, Sellers’ provision of assistance of its employees in accordance with this Section 7.7 shall not include any obligation to retain any of its existing employees; provided that Sellers shall, if reasonably possible, secure the services of such employees or contractors as are necessary to discharge Sellers’ obligations under this Section 7.7.

     7.8 Financing. Sellers shall make available to Buyer, at Buyer’s expense, such information about the Company as Buyer may reasonably require in connection with any of Buyer’s financing requirements promptly after receipt by Sellers of a written request for such information.
     7.9 Retained Claim.
          (a) From and after the Closing Date, a designated representative of the Company and Sellers Representative shall jointly direct and control the prosecution of that certain claim of the Company against Columbia Gas/NiSource, described in more detail in Section 7.9 of the Disclosure Schedule (the “Columbia Claim”). The Company shall not settle any portion of the Columbia Claim that relates to royalties due or matters occurring prior to Closing without the prior consent of Sellers’ Representative, which consent shall not be unreasonably withheld. The Company shall provide the Sellers’ Representative with copies of all applicable records and all reasonable assistance requested by Sellers’ Representative related to the prosecution of the Columbia Claim, subject to Sellers’ Representative’s agreement to afford confidential treatment to such records other than with respect to their use in the prosecution of the Columbia Claim. Sellers’ Representative and the Company’s designated representative agree to consult and to attempt to resolve in good faith any issue arising as a result of such joint prosecution as promptly as possible.
          (b) The Company shall make initial payment of all costs for the prosecution of the Columbia Claim. Sellers’ Representative, acting on behalf of the Sellers, shall reimburse the Company for 50% of all reasonable out of pocket expenses incurred by the Company and its Affiliates to prosecute the Columbia Claim from and after the Closing Date. The Company shall reimburse Sellers Representative for 50% of all reasonable out of pocket expenses paid by Sellers Representative. Each Party seeking reimbursement shall provide to the other Party no later than the fifth day of each calendar quarter an invoice for 50% of such out of pocket expenses incurred during the prior calendar quarter, and such reimbursing Party shall make payment therefor to the Party incurring such expenses by check or wire transfer of immediately available funds no later than five days after receipt of such invoice.
          (c) If the resolution of the Columbia Claim results in a settlement, judgment, or enforcement Proceeding that provides for any payment to the Company (including payment of interest) with respect to royalties due or matters occurring prior to Closing (in the aggregate, the “Columbia Pre-Closing Proceeds”), then Buyer shall cause the Company to allocate and distribute the Columbia Pre-Closing Proceeds in cash (A) first, to the Company in the amount of any unpaid out of pocket expenses incurred by the Company or its Affiliates to prosecute the Columbia Claim from and after the Closing Date, and (B) the remainder of the Columbia Pre-Closing Proceeds, to the Sellers Representative on behalf of and for the benefit of Sellers. The Company shall be entitled to the benefit of any other payments received in settlement, judgment or enforcement Proceedings with respect to the Columbia Claim.
ARTICLE VIII
CONDITIONS PRECEDENT
     8.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (a) all of the representations and warranties of Sellers set forth in this Agreement or in any Exhibit, Annex, Schedule or document delivered pursuant hereto (other than breaches of representations and warranties dealt with prior to Closing pursuant to Section 6.6), without regard to any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing unless the aggregate failure of such representations or warranties to be true and correct does not have a Material Adverse Effect; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all respects as of such date;
          (b) Sellers shall have performed and complied with all of their covenants under this Agreement in all material respects through the Closing, it being understood that in no event shall Buyer be obligated to purchase any Units pursuant to this Agreement if any Seller defaults in its obligation to sell its Units to Buyer;
          (c) Buyer shall have procured the consents referred to in Section 4.3 of Annex I;
          (d) no Proceeding shall be pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable Decree would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of Buyer or its Affiliates to own or control the Units, or (iv) affect and materially and adversely the right of Buyer or its Affiliates to own their assets or to operate the Business (and no such Decree shall be in effect);
          (e) Sellers shall have delivered, at their sole expense, to Buyer evidence satisfactory to Buyer that all consents, waivers, approvals, authorizations, orders, amendments to agreements and estoppel agreements set forth in Section 8.1(e) of the Disclosure Schedule to be obtained from any Governmental Authorities or other Persons, and all filings required to be made with any Governmental Authorities or other Persons by Sellers or the Company for the consummation of the transactions contemplated by this Agreement, including, without limitation all required approvals, clearance or decisions under the HSR Act, shall have been obtained, made or entered into (such expense and delivery obligations to be borne by Sellers with respect to consents, waivers, approvals, authorizations, orders, amendments to agreements, estoppel agreements and filings required with respect to the Company);
          (f) between the date of this Agreement and the Closing Date, no Material Adverse Change regarding the Units or the Business taken as a whole shall have occurred;
          (g) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 8.1(a)-(f) are satisfied in all respects;
          (h) The Majority Buchanan Unitholders, Buyer and the Escrow Agent shall have entered into the Escrow Agreement dated as of the Closing Date;
          (i) [Reserved];
          (j) the satisfactory completion of all business, legal, sales, environmental, title, accounting and other due diligence by Buyer’s funding and bonding sources and their representatives and agents;
          (k) except as set forth on Section 2.6 of the Disclosure Schedule, all contracts, agreements or arrangements between, among or otherwise involving any of the Units and a Seller or any Affiliate of a Seller (including the Company) shall have been terminated on or prior to the Closing Date, and none of the Units shall have any Liability to Sellers or any of their Affiliates thereunder;
          (l) Buyer shall have received the consent of its lenders to this Agreement and the completion of the transactions contemplated by this Agreement;
          (m) Buyer shall have received from counsel to Sellers one or more opinions in form and substance as set forth in Exhibit D attached to this Agreement, addressed to Buyer, and dated as of the Closing Date;
          (n) substantially all of the Company’s Employees shall be available for hiring or retention by Buyer, in its sole discretion, on and as of the Closing Date;
          (o) [Reserved];
          (p) [Reserved];
          (q) Sellers shall have delivered the financial statements required pursuant to Section 6.8;
          (r) Buyer shall have determined that the estimated coal resources included in the Business that have been previously reported by Sellers during Buyer’s due diligence, satisfy the definition of “Reserves” as set forth in the SEC Industry Guide 7 and the United States Geological Survey;
          (s) no union organizational campaigns, representation proceedings, labor strikes, work stoppages, slowdowns, or labor arbitration proceedings affecting the Company’s assets or Mining Activities at or deliveries to any mine or other facility of the Company shall be pending or threatened;
          (t) all other transactions pursuant to which Buyer or any of its Affiliates acquire assets or operations related to the Business shall have been consummated prior to or simultaneously with the transactions contemplated by this Agreement;

          (u) Sellers shall have delivered, at their sole expense, to Buyer evidence satisfactory to Buyer that (a) (i) the Retained Debt (and all related notes, loan agreements, security agreements and related documents) has been assigned or otherwise transferred to a Seller or a third party designated by Sellers (other than the Company) or (ii) the Retained Debt has been fully paid and satisfied (including all accrued interest, prepayment penalties, early termination fees or other obligations), and (b) (i) all security interests in the collateral securing the Retained Debt and all related deeds of trust, as the same relates to the Units, has been released and terminated, (ii) all related UCC financing statements have been terminated and (iii) all other deeds of trust and other security documents, that relate to the Company and its assets have been released;
          (v) the Company or any Person “owned or controlled” by any Seller, Company or any Person which “owns or controls” the Company is “permit blocked” or shall have received notice from the OSM or the agency of any state administering SMCRA or any comparable state Law, that it is: (i) ineligible to receive additional surface mining permits; or (ii) actively under investigation to determine whether their eligibility to receive such permits should be revoked, i.e. “permit blocked”;
          (w) the completion of all actions necessary to make the corporate records of the Company current, accurate and complete, in all material respects, to the reasonable satisfaction of Buyer; and
          (x) all actions to be taken by Sellers in connection with consummation of the transactions contemplated by this Agreement and all certificates, assignments, opinions, transfer instruments, and other documents required to effect the transactions contemplated by this Agreement, including the sale and assignment of the Units, will be reasonably satisfactory in form and substance to Buyer and its counsel and shall be delivered to Buyer at Sellers’ sole cost and expense.
Buyer may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.
     8.2 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
          (a) all of the representations and warranties of Buyer set forth in this Agreement or in any Exhibit, Annex, Schedule or document delivered pursuant hereto(other than breaches of representations and warranties dealt with prior to Closing pursuant to Section 6.6), without regard to any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing unless the aggregate failure of such representations or warranties to be true and correct does not have a Material Adverse Effect; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all respects as of such date;
          (b) Buyer shall have performed and complied with all of its covenants under this

Agreement in all material respects through the Closing;
          (c) no Proceeding shall be pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable Decree would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer or its Affiliates to own or control the Units, or (D) affect adversely the right of Buyer or its Affiliates to own their assets or to operate the Business (and no such Decree shall be in effect);
          (d) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 8.2(a)-(c) is satisfied in all respects;
          (e) Buyer shall have delivered, at its sole expense, to Sellers Representative evidence satisfactory to Sellers Representative that all consents, waivers, approvals, authorizations or orders required to be obtained from any Governmental Authorities or other Persons, and all filings required to be made with any Governmental Authorities or other Persons, by Buyer for the consummation by it of the transactions contemplated by this Agreement, including, without limitation all required approvals, clearance or decisions under the HSR Act, shall have been obtained and made;
          (f) [Reserved];
          (g) all other transactions pursuant to which Buyer or any of its Affiliates acquire assets or operations related to the Business shall have been consummated prior to or simultaneously with the transactions contemplated by this Agreement;
          (h) The Majority Buchanan Unitholders, Buyer and the Escrow Agent shall have entered into the Escrow Agreement dated as of the Closing Date; and
          (i) all actions to be taken by Buyer in connection with consummation of the transactions contemplated by this Agreement and all certificates, assignments, opinions, transfer instruments, and other documents required to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Sellers and counsel for Sellers.
Sellers Representative may waive any condition specified in this Section 8.2 on behalf of Sellers, if he executes a writing so stating at or prior to the Closing.
ARTICLE IX
[RESERVED]
ARTICLE X
CERTAIN TAX MATTERS
     10.1 Post-Closing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any Post-Closing Period (“Post-Closing Tax Returns”). Buyer shall pay (or shall cause to be paid) any Taxes due with respect to such Post-Closing Tax Returns and Buyer shall be entitled to receive any refunds of Taxes with respect to such Post-Closing Tax Returns.
     10.2 Pre-Closing Tax Returns. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for any Pre-Closing Period (“Pre-Closing Tax Returns”). Sellers Representative shall provide to Buyer at least 15 days prior to the due date for filing such Pre-Closing Tax Return (including any extension) a draft of the Pre-Closing Tax Returns that it plans to file. Buyer shall have the right to review such Pre-Closing Tax Returns and to suggest to Sellers Representative any reasonable changes to such Pre-Closing Tax Returns no later than 5 days prior to the date for the filing of such Pre-Closing Tax Returns. Sellers and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Pre-Closing Tax Returns as promptly as possible. Sellers shall pay (or cause to be paid) any Taxes due with respect to such Pre-Closing Tax Returns and Sellers shall be entitled to receive any refunds, including but not limited to federal black lung excise tax refunds, with respect to such Pre-Closing Tax Returns.
     10.3 Straddle Periods. Buyer shall be responsible for Taxes shown as due, or entitled to any refunds, on the Straddle Returns of the Company in respect of the portion of any Straddle Period commencing after the Closing Date. Sellers shall be responsible for Taxes shown as due, or entitled to any refunds, on Straddle Returns of the Company relating to the portion of any Straddle Period ending on the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, Sellers or Buyer shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law will not permit the Closing Date to be the last day of a period, then (a) real or personal property Taxes of the Company shall be allocated based on the number of days in the partial period before and after the Closing Date, (b) in the case of all other Taxes based on or in respect of income, the Tax shall be computed on the basis of the taxable income or loss of the Company for each partial period as determined from their books and records, and (c) in the case of all other Taxes, the Tax shall be computed on the basis of the actual activities or attributes of the Company for each partial period as determined from their books and records.
     10.4 Straddle Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Straddle Returns of the Company. Buyer shall pay all fees and expenses incurred to prepare and file such Straddle Returns. With respect to any Straddle Return, Buyer shall deliver, at least 30 days prior to the due date for filing such Straddle Return (including any extension) to Sellers Representative a statement setting forth the amount of Tax that Sellers owe, including the allocation of taxable income and Taxes under Section 10.3, and copies of such Straddle Return. Sellers Representative shall have the right to review such Straddle Returns and the allocation of taxable income and Liability for Taxes and to suggest to Buyer any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. Sellers and Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and Liability for Taxes and mutually to consent to the filing by Buyer as promptly as possible of such Straddle Returns. Not later than 5 days before the due date for the payment of Taxes with respect to such Straddle Returns, Sellers shall pay or cause to be paid to Buyer an amount equal to the Taxes as agreed to by Buyer and

Sellers as being owed by Sellers. If Buyer and Sellers Representative cannot agree on the amount of Taxes owed by Sellers with respect to a Straddle Return, Sellers shall pay to Buyer the amount of Taxes reasonably determined by Sellers Representative to be owed by Sellers. Within ten days after such payment, Sellers Representative and Buyer shall refer the matter to the Neutral Auditor to arbitrate the dispute. The Neutral Auditor shall arbitrate the dispute and its determination as to any issue in dispute shall be concluded within 20 days of such referral by Sellers Representative and Buyer. Such determination shall be binding on Sellers and Buyer and shall be enforceable in a court of competent jurisdiction. All costs of the dispute resolution process contemplated by this Section 10.4 (including, without limitation, the Neutral Auditor’s fees, but exclusive of attorneys’ fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (i) the estimate asserted by each Party regarding the amount of such Tax to (ii) the final decision of the Neutral Auditor of such amount. Within five days after the determination by the Neutral Auditor, if necessary, the appropriate Party shall pay the other Party any amount which is determined by the Neutral Auditor to be owed.
     10.5 Claims for Refund. Buyer and the Company shall cooperate with Sellers in the filing of any claim for refund of Taxes with respect to the Company for whole or partial taxable periods ending on or before the Closing Date. Any such refund which is for taxable periods ending on or prior to the Closing Date and which is received by Buyer or the Company after the Closing Date shall be promptly paid to Sellers in accordance with Section 10.12. Buyer shall not, and shall cause the Company and any of its Affiliates not, to file any claim for refund of Taxes for whole or partial taxable periods on or before the Closing Date, without the consent of Sellers, which consent shall not be unreasonably withheld.
     10.6 Cooperation on Tax Matters.
          (a) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Article X and any audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Buyer and Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.
          (b) Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).
     10.7 Certain Taxes. Sellers will file all necessary Tax Returns and other documentation with respect to all transfer (including without limitation, stock transfer), recording, documentary,

sales, use, stamp, registration, severance and other Taxes and fees, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, Sellers shall be responsible for the payment of all state and local transfer, filing, recordation, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement, except for such costs related to any financing arrangements made by Buyer which shall be paid by Buyer.
     10.8 Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.
     10.9 Audits. Sellers and Buyer shall provide prompt written notice to the others of any pending or threatened Tax audit, assessment or Proceeding that it becomes aware of related to the Company for whole or partial periods for which it may be indemnified by the other Party under the Indemnification Agreement. Such notice shall contain factual information (to the extent known) describing the asserted tax Liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified Party has knowledge of an asserted tax Liability with respect to a matter for which it may be indemnified under the Indemnification Agreement and such Party fails to give the indemnifying Party prompt notice of such asserted tax Liability, then (a) if the indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted tax Liability in any forum, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted tax Liability, and (b) if the indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to its obligation to indemnify the indemnified Party under the Indemnification Agreement shall be reduced by the amount of such detriment, provided, the indemnified Party shall nevertheless be entitled to full indemnification under the Indemnification Agreement to the extent, and only to the extent, that such Party can establish that the indemnifying Party was not prejudiced by such failure. The allocation of taxes provided in this Article X, and any indemnification related to tax audit adjustments, shall be netted against any related tax benefits accruing to the other Party for any other periods, as a result of such tax adjustment. Section 10.10 shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement or the Indemnification Agreement.
     10.10 Control of Proceedings. The Party responsible for the Tax (or refunds) under this Agreement shall control audits and disputes related to such Taxes (or refunds), including action taken to pay, compromise or settle such Taxes. Sellers and Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out of pocket expenses with respect to such contests shall be borne by Sellers and Buyer in proportion to their responsibility for such Taxes (or refunds) as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling Party shall be afforded a reasonable opportunity to participate in such Proceedings at its own expense.

     10.11 Powers of Attorney. The Parties shall provide each other with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for under this Agreement, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section10.10 (including any refund claims which lead to audits or disputes).
     10.12 Remittance of Refunds. If Buyer (including the Company) receives a refund of any Taxes attributable to a Pre-Closing Tax Period or the portion of a Straddle Period that Sellers are responsible for under this Agreement, or if Sellers or any Affiliate of Sellers (other than the Company) receives a refund of any Taxes attributable to a Post-Closing Tax Period or the portion of a Straddle Period that Buyer is responsible for under this Agreement, the Party receiving such refund shall, within 30 days after receipt of such refund, remit it to the Party who has responsibility for such Taxes under this Agreement. For the purpose of this Section 10.12, the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.
     10.13 Allocation.
          (a) Sellers and Buyer agree that the Purchase Price shall be allocated among the Company’s assets (the “Estimated Allocation”) attached to this Agreement as Section 10.13 to the Disclosure Schedule. Within 30 Business Days after the determination of the Final True-Up, Buyer and Sellers Representative shall negotiate in good faith to attempt to agree to the final allocation schedule (the “Final Allocation”), provided that such Final Allocation shall not be materially different from the Estimated Allocation, shall be based on the amounts allocated to each asset in the Estimated Allocation and shall use actual dollar amounts as of the Closing Date. If Buyer and Sellers Representative cannot agree on the Final Allocation, within 10 days after the end of such 30 Business Day period described above, Sellers Representative and Buyer shall refer the matter to the Neutral Auditor to arbitrate the dispute. The Neutral Auditor shall arbitrate the dispute regarding the Final Allocation subject to the Parties’ determination that the Final Allocation shall not be materially different from the Estimated Allocation, shall be based on the amounts allocated to each Acquired Interest in the Estimated Allocation and shall use actual dollar amounts as of the Closing Date. The Neutral Auditor’s determination as to any issue in dispute shall be concluded within 20 days of such referral by Sellers Representative and Buyer. Such determination shall be binding on Sellers and Buyer (subject to adjustments pursuant to Section 10.13(b)) and shall be enforceable in a court of competent jurisdiction. All costs of the dispute resolution process contemplated by this Section 10.13 (including, without limitation, the Neutral Auditor’s fees, but exclusive of attorneys’ fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (x) the position asserted by each Party on all disputed matters taken together to (y) the final decision of the Neutral Auditor on all disputed matters taken together.
          (b) The allocation is intended to comply with the requirements of Section 1060 of the Code. The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060, and after the completion and agreement by the Parties to the Final Allocation (or the decision by the Neutral Arbitrator), such Final Allocation shall be adjusted only if and to the extent necessary to comply with such requirements of Section 1060. Buyer and Sellers agree that they will not take nor will they permit any Affiliate to take, for income Tax purposes, any position inconsistent with such Final Allocation; provided, however, that Buyer’s cost for the assets may differ from the total amount allocated under this Agreement to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated.
     10.14 Closing Tax Certificate. At Closing, Sellers Representative shall deliver, or cause each of its selling Affiliates to deliver, to Buyer a certificate signed under penalties of perjury (a) stating that no Seller is a foreign corporation, foreign partnership, foreign trust or foreign estate, (b) providing applicable U.S. Employer Identification Number and (c) providing applicable addresses, all pursuant to Section 1445 of the Code. At Closing, Buyer shall deliver to Sellers Representative a statement providing its U.S. Employment Identification Number and its address.
     10.15 Property Taxes. Property Taxes of the Company (including, without limitation, property Taxes payable as a tenant or lessee under any lease, including any reimbursement to any lessor or sub-lessor for any taxes) will be pro-rated as of the Closing Date and, notwithstanding any other provision of this Agreement, the economic burden of any such property Tax will be borne by (i) Sellers for all Pre-Closing Periods and the portion of any Straddle Period through the Closing Date and (ii) by Buyer for all Post-Closing Periods and the portion of any Straddle Period after the Closing Date. Accordingly, notwithstanding any other provision of this Agreement, (i) if the Company paid or pays such a property Tax with respect to a Post-Closing Period or the portion of Straddle Period after the Closing Date, Buyer will reimburse Sellers on behalf of such Company within 15 days after receiving from Sellers written demand for the amount of such property Tax, and (ii) if Buyer pays such a property Tax with respect to a Pre-Closing Period or the portion of a Straddle Period through the Closing Date, Sellers on behalf of the Company will reimburse Buyer within 15 days after receiving from Buyer written demand for the amount of such property Tax. For purposes of pro-rating property Taxes, the amount of any property Tax attributable to the portion of a Straddle Period through the Closing Date shall be deemed to be the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through the Closing Date and the denominator of which is the number of days in the entire Straddle Period. In determining the Straddle Period for property Taxes, the Tax period as reflected on the statement of Taxes due, property Tax bill, property “tax ticket,” or any other request for payment from a Governmental Authority will determine the taxable period (e.g., a state property Tax bill that indicates the tax year as 2005 is for a Tax for the taxable period January 1, 2005 through December 31, 2005), other than personal property Taxes in the State of West Virginia where, for example, a property Tax bill that indicates the tax year as 2005 is for a Tax for the taxable period January 1, 2004 through December 31, 2004.
     10.16 [Reserved]
     10.17 Sales and Use Taxes. The Parties intend that the transactions contemplated under this Agreement shall be exempt from sales and use Taxes as the acquisition of the Company is not considered a sale or transfer of assets for sales and use Tax purposes.
ARTICLE XI
[RESERVED]

ARTICLE XII
TERMINATION
     12.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
          (a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (b) Buyer may terminate this Agreement by giving written notice to Sellers Representative at any time prior to the Closing (i) in the event any Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified such Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if the Closing shall not have occurred on or before September 30, 2005, by reason of the failure to occur of any condition precedent under Section 8.1 of this Agreement (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement, it being understood that a termination permitted by Section 6.6(e) shall not be construed as a breach by Buyer), or (iii) as provided in Section 6.6(e);
          (c) Sellers Representative may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Sellers Representative has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if the Closing shall not have occurred on or before September 30, 2005, by reason of the failure of any condition precedent under Section 8.2 of this Agreement (unless the failure results primarily from any of Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement, it being understood that a termination permitted by Section 6.6(d) shall not construed as a breach by Sellers under this proviso), or (iii) as provided in Section 6.6(d); and
          (d) Unless extended in writing by the Sellers Representative and Buyer, this Agreement shall automatically terminate on December 31, 2005 if Closing has not occurred due to no fault on the part of any of the Parties to this Agreement.
     12.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 12.1, all rights and obligations of the Parties under this Agreement shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach, it being understood that a termination permitted by Section 6.6(d) or Section 6.6(e) shall not construed as a breach by Sellers or Buyer, respectively).
ARTICLE XIII
MISCELLANEOUS
     13.1 Nature of Certain Obligations.

          (a) The covenants of each Seller in Section 2.1 concerning the sale of his, her or its Units to Buyer and the representations and warranties of each Seller in Article III concerning the transaction are several obligations of each Seller, provided, however, that for purposes of the Indemnification Agreement, each Majority Buchanan Unitholder will be jointly and severally responsible to the extent provided in the Indemnification Agreement for any Adverse Consequences Buyer may suffer as a result of any breach thereof.
          (b) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that with respect to any such representations, warranties and covenants of Sellers, each Majority Buchanan Unitholder will be responsible to the extent provided in the Indemnification Agreement for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.
     13.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the existence of the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Sellers Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law, agreements related to such Party’s indebtedness or requirements of the New York Stock Exchange or any other exchange on which such Party’s securities may be traded (in which case the disclosing Party will make only such disclosures that are so required, will not disclose to any Persons other than as so required and will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).
     13.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     13.4 Entire Agreement. This Agreement (including the Escrow Agreement and the other documents referred to in this Agreement), the Confidentiality Agreement dated July 6, 2004 by and between Buyer and Affiliates of Sellers, and the supplement thereto dated April 18, 2005, and any other agreement entered into contemporaneously with this Agreement among Buyer, Sellers or the Affiliates of it, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.
     13.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations under this Agreement without the prior written consent of Buyer and Sellers Representative; provided, however, that Buyer may (i) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates, (ii) assign, pledge or mortgage all of its rights and interests under this Agreement to any provider of financing, and any trustee or agent acting on their behalf, as security for Buyer’s or its Affiliates’ obligations under all documents and instruments evidencing, guaranteeing or executed by them in connection with any such financing and (iii) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations under this Agreement). A material change in the ownership of (a) Alpha Natural

Resources, Inc. (other than as the result of trading of its common stock on the New York Stock Exchange, Inc. or an underwritten offering of its common stock) or (b) a Buyer Affiliate designated to perform Buyer’s obligations under this Agreement or hold any portion of the Business (other than the transfer to a direct or indirect wholly owned Subsidiary of Buyer) shall be deemed an assignment for purposes of this Agreement.
     13.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     13.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     13.8 Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given when (i) delivered by hand (with written confirmation of receipt) or by facsimile transmission (with confirmation received by the sender), (ii) two Business Days after sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below:
If to Sellers or Sellers Representative:
F.D. Robertson
103 Walnut Street
Grundy, Virginia 24614
Attention: F.D. Robertson
Facsimile: (276) 935-7576
With a copy to:
David Lester
148 Bristol East Road
Bristol, VA 24201
Attention: David Lester
Facsimile: (276) 466-6139
With a copy to:
Jones & Associates
P.O. Box 1989 Charleston, West Virginia 25327
Attention: E. Forrest Jones, Jr., Esq.
Facsimile No.: (304) 345-2456
If to Buyer:

Premium Energy, LLC
406 West Main Street
Abingdon, Virginia 24210
Attention: Kevin S. Crutchfield
Facsimile: (276) 628-2951
With copies to:
Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24210
Attention: Vaughn R. Groves, Esq.
Facsimile: (276) 628-2951
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
Attention: James L. Palenchar, Esq.
Facsimile: (303) 592-3140
Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner contemplated by this Section 13.8.
     13.9 Sellers Representative. Each Seller constitutes and appoints F.D. Robertson as his, her or its true and lawful attorney-in-fact to act for and on behalf of such Seller in all matters relating to or arising out of this Agreement, including specifically, but without limitation, receiving all demands and notices on or with respect to Sellers under this Agreement, taking any action or refraining from taking any action as he may deem appropriate and executing and delivering all instruments and documents of every kind incident to or otherwise relating to this Agreement, such Seller agreeing to be fully bound by the acts, decisions and agreements of Sellers Representative taken and done pursuant to the authority granted by this Agreement and Sellers hereby confirm all that Sellers Representative shall do or cause to be done by virtue of his appointment as Seller Representative of Sellers. Each Seller hereby agrees to indemnify and to save and hold harmless Sellers Representative from any Liability incurred by Sellers Representative based upon or arising out of any act, whether of omission or commission, of Sellers Representative pursuant to the authority granted by this Agreement, other than acts, whether of omission or commission, of Sellers Representative that constitute gross negligence or willful misconduct in the exercise by Sellers Representative of the authority granted by this Agreement. Sellers Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties under this Agreement upon the appointment of a successor Sellers Representative, as provided in this Section 13.9. In case of such resignation, or in the event of the death or inability to act of Sellers Representative, a successor shall be named from among Sellers by a majority of Sellers. Each such successor Sellers Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Sellers Representative, and the term “Sellers Representative” as used in this Agreement shall be deemed to include such successor Sellers Representative. The appointment of Sellers Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers Representative in all matters referred to in this Agreement. All notices required to be made or delivered by Buyer to Sellers shall be made to Sellers Representative for the benefit of Sellers and shall discharge in full all notice requirements of Buyer to Sellers with respect thereto. Each Seller agrees that (a) Sellers Representative shall be adequately compensated for all services performed after the closing on a reasonable basis considering said Sellers Representative’s professional education and experience, (b) that each Seller shall pay its proportionate share of the compensation to Sellers Representative approved by a majority of the Sellers and (c) none of Buyer, its Affiliates or the Company shall have any responsibility therefor. Notwithstanding the foregoing, each Seller agrees and acknowledges that David Lester has been appointed as a “Sellers Representative” pursuant to Section 6.9 of the Indemnification Agreement and shall have such power and authority with respect to certain matters as provided in the Indemnification Agreement and the Escrow Agreement. The Sellers Representative appointed pursuant to this Agreement shall have no power or authority with respect to the matters discussed in the Indemnification Agreement and the Escrow Agreement. David Lester shall have the power and authority granted pursuant to Section 6.9 of the Indemnification Agreement to make decisions, enter into agreements and take all other actions related to any matters related to the Indemnification Agreement and the Escrow Agreement. In the event of any conflict between the provisions of this Agreement and the Indemnification Agreement or Escrow Agreement, the provisions of the Indemnification Agreement or Escrow Agreement, as the case may be, shall govern.
     13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Virginia; provided, however, that with respect to matters concerning Real Property and Permits, the Laws applicable in the jurisdiction where the Real Property and Permits in question is located shall apply in determining if a Seller has breached any representation or warranty made in Article V.
     13.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by Buyer and Sellers Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     13.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     13.13 Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.
     13.14 [Reserved]
     13.15 Construction. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP. The singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include all genders; and all references to any particular Party defined in this Agreement shall be deemed to refer to each and every Person defined in this Agreement as such Party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used. All references to “Section” shall be deemed to refer to the provisions of this Agreement unless otherwise expressly provided. All references to time shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect. The words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires. The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     13.16 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes and Disclosure Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.
     13.17 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     13.18 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”), excluding any (i) dispute or disagreement among the Parties concerning the determinations of the Neutral Auditor in Section 10.13, which disputes shall be resolved pursuant to the applicable provisions of such Sections or (ii) any matter covered by Section 13.17, shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) except as otherwise provided in this Section 13.18. Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other Party. The arbitration shall be conducted in Abingdon, Virginia, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. All costs of the Dispute resolution process contemplated by this Section 13.18 (including, without limitation, the fees arbitrator, but exclusive of attorneys’ fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (x) the position asserted by each Party on all disputed matters taken together to (y) the final decision of the arbitrator on all disputed matters taken together. The Parties agree that the arbitration provided for in this Section 13.18 shall be the exclusive means to resolve all Disputes.
     13.19 Disclosure Schedules.
          (a) The representations and warranties set forth in this Agreement contemplate that there are attached Disclosure Schedules setting forth information that might be “material” or have a “ Material Adverse Effect” or might not be in the “ordinary course of business.” The Parties may, at their option, include in such schedules items or information that are not material or are not likely to have a Material Adverse Effect or are in the ordinary course of business, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a Material Adverse Effect, to establish any standard of materiality, Material Adverse Effect or ordinary course of business, or to define further the meaning of such terms for purposes of this Agreement.
          (b) Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement. Disclosure of information in the Disclosure Schedule shall be deemed to have been disclosed for purposes of another section or sections of this Agreement if the relevance or applicability of such disclosure to the subject matter of such other section or sections is readily apparent on the face of such disclosure to a Person experienced in the coal mining industry. Qualification of any disclosure in the Disclosure Schedule by the Knowledge, awareness or belief of Sellers or limitation of any disclosure in this Disclosure Schedule by materiality standards does not affect or amend the language of any representation or warranty of Sellers contained in the Agreement if the same qualification or limitation is not expressly set forth in such representation or warranty.
*    *    *    *    *

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

BUYER:

Premium Energy, LLC

By: /s/ Vaughn R. Groves
Name: Vaughn R. Groves
Title: Vice President

SELLERS:

/s/ J. D. Nicewonder
J. D. Nicewonder

/s/ Paul Chaney
Paul Chaney

/s/ Robert L. Dye, Jr.
Robert L. Dye, Jr.

/s/ Geraldine S. Hamblen
Geraldine S. Hamblen

/s/ Rufus A. Harman
Rufus A. Harman

/s/ William B. Jones
William B. Jones

/s/ E. H. Lester
E. H. Lester

E. H. Lester Charitable Income Trust II

By: /s/ Edsel H. Lester
Name: Edsel H. Lester
Title: Attorney-in-Fact under power of attorney dated February 4, 1998, for Paige G. Lester, Trustee

/s/ Vera S. Peters
Vera S. Peters

/s/ F. D. Robertson
F. D. Robertson

/s/ Geraldine S. Southern
Geraldine S. Southern

/s/ James M. Tayloe
James M. Tayloe

/s/ Paul Wisman
Paul Wisman

Tri-Cities Investments, a Virginia general partnership

By: Tri-Cities Investments, Inc., its general partner

By: /s/ David Lester
Name: David Lester
Title: President